                                                                     EXHIBIT 2.1











                            ASSET PURCHASE AGREEMENT


                                 by and between

                     BORGSTENA TEXTILE NORTH AMERICA, INC.,

                                       and

                              CMI INDUSTRIES, INC.



                          DATED AS OF OCTOBER 26, 2000

                                TABLE OF CONTENTS

                                                                                                PAGE


ARTICLE 1         PURCHASE AND SALE OF ASSETS....................................................1
         1.1      Purchase and Sale of Assets....................................................1
         1.2      Excluded Assets................................................................3

ARTICLE 2         ASSUMPTION OF LIABILITIES......................................................4
         2.1      Assumption.....................................................................4
         2.2      Excluded Liabilities...........................................................5

ARTICLE 3         AMOUNT AND PAYMENT OF PURCHASE PRICE...........................................8
         3.1      Calculation of Purchase Price..................................................8
         3.2      Payment of Purchase Price; Establishing Escrow.................................8
         3.3      Adjustment to Purchase Price...................................................8
         3.4      Intercompany Obligations.......................................................9
         3.5      Transfer Expenses.............................................................10
         3.6      Allocation of Purchase Price..................................................10

ARTICLE 4         PROCEDURE FOR CLOSING.........................................................10
         4.1      Time and Place of Closing.....................................................10
         4.2      Transactions at the Closing...................................................10
         4.3      Certain Consents..............................................................12
         4.4      Further Assurances............................................................13

ARTICLE 5         REPRESENTATIONS AND WARRANTIES OF SELLER......................................13
         5.1      Organization and Qualification................................................13
         5.2      Power and Authority...........................................................13
         5.3      Due Authorization; Validity; Enforceability...................................13
         5.4      No Violation or Consent.......................................................14
         5.5      Subsidiaries; Joint Ventures..................................................14
         5.6      Financial Statements..........................................................14
         5.7      Inventories...................................................................15
         5.8      Accounts Receivable...........................................................15
         5.9      Personal Property.............................................................15
         5.10     [Reserved]....................................................................16
         5.11     Contracts.....................................................................16
         5.12     Intellectual Property.........................................................17
         5.13     Insurance.....................................................................18
         5.14     Environmental Matters and OSHA................................................18
         5.15     Litigation....................................................................20
         5.16     Absence of Changes............................................................20
         5.17     Brokers and Finders...........................................................20
         5.18     Labor Matters.................................................................20
         5.19     Approvals; Permits; Licenses..................................................21
         5.20     Taxes.........................................................................21
         5.21     Employee Benefit Plans........................................................22
         5.22     Compliance with Laws..........................................................23
         5.23     Governmental Approval and Consents............................................23
         5.24     Customer Relations............................................................23
         5.25     Correctness of Representations................................................23
         5.26     Definition of knowledge.......................................................23

ARTICLE 6         REPRESENTATIONS AND WARRANTIES OF PURCHASER...................................24
         6.1      Organization and Qualification................................................24

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
         6.2      Power and Authority...........................................................24
         6.3      No Violation or Consent.......................................................24
         6.4      Litigation....................................................................24
         6.5      Correctness of Representations................................................24
         6.6      Brokers and Finders...........................................................24
         6.7      Governmental Approval and Consents............................................24

ARTICLE 7         MUTUAL COVENANTS..............................................................25
         7.1      Governmental Filings..........................................................25
         7.2      Prorations....................................................................25

ARTICLE 8         POST CLOSING MATTERS..........................................................26
         8.1      Provision of Finishing Services...............................................26
         8.2      Employment of Employees.......................................................26
         8.3      Sellers' Employee Benefit Plans...............................................26
         8.4      Non-Solicitation..............................................................26
         8.5      Covenant Not to Compete.......................................................27
         8.6      Discharge of Automotive Business Obligations..................................27
         8.7      Maintenance of Books and Records..............................................27
         8.8      Payments Received.............................................................27
         8.9      UCC Matters...................................................................28
         8.10     Cooperation...................................................................28
         8.11     Insurance.....................................................................28
         8.12     Payment of Incentive Contracts................................................28
         8.13     Termination of Certain Agreements.............................................28
         8.14     Chatham & Borgstena Lease; Guaranty; Letter of Credit; Release................29

ARTICLE 9         INDEMNIFICATION...............................................................29
         9.1      Agreement of Seller to Indemnify..............................................29
         9.2      Agreement of Purchaser to Indemnify Seller....................................30
         9.3      Procedures for Indemnification................................................30
         9.4      Third Party Claims............................................................31
         9.5      Time Limitations..............................................................32
         9.6      Limitations as to Amount......................................................32
         9.7      Tax Effect and Insurance......................................................32
         9.8      Subrogation...................................................................33
         9.9      Interest......................................................................33
         9.10     Exclusions from Limitations...................................................33
         9.11     Remedies Exclusive............................................................33
         9.12     Limitations with Respect to Environmental Conditions; Release.................33

ARTICLE 10        GENERAL PROVISIONS............................................................34
         10.1     Arbitration...................................................................34
         10.2     Investigation.................................................................35
         10.3     Fees and Expenses.............................................................35
         10.4     Notices.......................................................................35
         10.5     Assignment; Binding Effect....................................................36
         10.6     No Benefit to Others..........................................................37
         10.7     Headings, Gender, and Person..................................................37
         10.8     Counterparts..................................................................37
         10.9     Integration of Agreement......................................................37
         10.10    Time of Essence...............................................................37
         10.11    Governing Law.................................................................37
         10.12    Jurisdiction; Service of Process..............................................37
         10.13    Partial Invalidity............................................................37
         10.14    Remedies Cumulative; Specific Performance.....................................37

                                    SCHEDULES

         Schedule          1.1(a)           Equipment
         Schedule          1.1(b)           Contracts
         Schedule          1.1(d)           Vehicles
         Schedule          1.1(f)           Acquired Intellectual Property
         Schedule          1.1(h)           Scheduled Permits
         Schedule          1.1(i)           Liens, Encumbrances and Related Matters
         Schedule          1.2(b)           Consumer Products Assets
         Schedule          2.1(b)           Trade Payables and Expense Accruals
         Schedule          2.2(f)           Known Warranty Claims and Charge-backs
         Schedule          3.3.1            Accrued Expenses
         Schedule          3.3.2            GAAP Procedures
         Schedule          3.5              Allocation of Purchase Price
         Schedule          5.1.1            Jurisdictions Where Qualified As a Foreign Corporation
         Schedule          5.6.1            Financial Statements
         Schedule          5.6.2            Unreserved Liabilities
         Schedule          5.6.3            Changes in Accounting Policies and Procedures
         Schedule          5.7.1            Title to Inventory
         Schedule          5.9.1            Personal Property Liens
         Schedule          5.9.2            Leased Personal Property
         Schedule          5.9.3            Leased Personal Property Consents Required
         Schedule          5.11.1           Contracts
         Schedule          5.11.2           Commitments for Capital Expenditures
         Schedule          5.11.3           Pending or Threatened Contract Terminations
         Schedule          5.12.1           Intellectual Property Royalties and Fees
         Schedule          5.12.2           Intellectual Property Consents
         Schedule          5.13.1           Insurance
         Schedule          5.13.2           Insurance Changes
         Schedule          5.14.1           Environmental Matters
         Schedule          5.14.2           Environmental Permits and Licenses
         Schedule          5.14.3           Environmental Treatment Facilities
         Schedule          5.14.4           Storage Tanks and Audits
         Schedule          5.14.5           Environmental Audits
         Schedule          5.14.6           Employee Health and Safety Matters
         Schedule          5.14.7           Asbestos and PCBs
         Schedule          5.15             Litigation Matters
         Schedule          5.16             Certain Changes
         Schedule          5.17             Brokers and Finders
         Schedule          5.18.1           Employees
         Schedule          5.18.2           Employees Earning Over $75,000
         Schedule          5.18.3           Bonus and Severance Agreements
         Schedule          5.19             Approvals, Permits and Licenses
         Schedule          5.20.1           Tax Returns; Federal, State and Local Tax Disputes
         Schedule          5.20.2           Tax Bills
         Schedule          5.20.3           Disputes and Audits
         Schedule          5.20.4           Tax Agreements
         Schedule          5.21             Employee Benefit Plans
         Schedule          5.24             Customer Relations
         Schedule          8.3              Non-hired Employees
         Schedule          8.5              Territory

                        CROSS REFERENCES TO DEFINED TERMS


TERM                                                          SECTION IN WHICH DEFINED
----                                                          ------------------------
Accounts Receivable                                                    Section 1.1(e)
Acquired Asset(s)                                                      Section 1.1
Acquisition Documents                                                  Section 5.2
Adjustment Amount                                                      Section 3.3(c)
Agreement                                                              Preamble
Assignment and Assumption Agreement                                    Section 4.2(a)(viii)
Assumed Liabilities                                                    Section 2.1
Audited Statements                                                     Section 5.6
Automotive Business                                                    Recital A
Beneficiary                                                            Section 7.2(d)
Books and Records                                                      Section 1.1(g)
CERCLA                                                                 Section 2.2(k)(ii)
Chatham                                                                Recital A
Chatham & Borgstena                                                    Recital A
Closing                                                                Section 4.1
Closing Date                                                           Section 4.1
Closing Date Working Capital Schedule                                  Section 3.3(a)
Consumer Products Business                                             Recital B
Contract(s)                                                            Section 1.1(b)
Current Material Customer                                              Section 5.24
Divisional Change In Control Agreements                                Section 2.1(i)
Effective Time                                                         Section 4.1
Employee Benefit Plan                                                  Section 5.21(a)
Employees                                                              Section 5.21(a)
Environmental Condition(s)                                             Section 2.2(k)(i)
Environmental Law(s)                                                   Section 2.2(k)(ii)
Environmental Liability                                                Section 2.2(k)
Environmental Permits                                                  Section 5.14(a)(i)
Equipment                                                              Section 1.1(a)
Equipment Charges                                                      Section 7.2(b)(i)
ERISA                                                                  Section 5.21(b)
Escrow                                                                 Section 3.2
Escrowed Amount                                                        Section 3.2
Excluded Assets                                                        Section 1.2
Excluded Liabilities                                                   Section 2.2
Financial Statements                                                   Section 5.6
GAAP                                                                   Section 3.3(a)
Hazardous Material(s)                                                  Section 2.2(k)(iii)
Hired Employee(s)                                                      Section 8.3
HSR Filing Fee                                                         Section 3.2
Indemnification Claim                                                  Section 9.3(a)
Indemnitee                                                             Section 9.3
Indemnitor                                                             Section 9.3
Intellectual Property                                                  Section 1.1(f)
Inventory                                                              Section 1.1(c)
JV Interest                                                            Section 1.1(j)
JV Mastin Agreement                                                    Section 2.1(c)
knowledge                                                              Section 5.26

Lafrance Agreement                                                     Section 2.1(e)
Losses                                                                 Article 9
Management Prepared Statements                                         Section 5.6
Mastin Agreement                                                       Section 2.1(d)
Material Adverse Effect                                                Section 5.9(b)
Medical Tail Cap                                                       Section 2.1(b)
Negotiation Period                                                     Section 9.3(c)
Party or Parties                                                       Preamble
Payor                                                                  Section 7.2(d)
Payee                                                                  Section 7.2(d)
PCBs                                                                   Section 5.14(d)
Permits                                                                Section 1.1(h)
Permitted Encumbrances                                                 Section 1.1
Person                                                                 Section 10.7
Personal Property Taxes                                                Section 7.2(b)(ii)
Prime Rate                                                             Section 9.9
Prohibited Business                                                    Section 8.5
Proration Items                                                        Section 7.2(a)
Purchase Price                                                         Section 3.1
Purchaser                                                              Preamble
Purchaser Indemnitees                                                  Section 9.1
Purchaser Opinion                                                      Section 4.2(b)(vii)
Purchaser's Auditor                                                    Section 3.3(a)
RCRA                                                                   Section 2.2(k)(ii)
Recipient                                                              Section 7.2(d)
Remedial Action                                                        Section 2.2(k)(iv)
Resolving Accountants                                                  Section 3.3(e)
Seller                                                                 Preamble
Seller's Auditor                                                       Section 3.3(a)
Seller's Maximum Amount                                                Section 9.6
Seller's Opinion                                                       Section 4.2(a)(vii)
Seller's Threshold Amount                                              Section 9.6
Service Contracts                                                      Section 7.2(b)(iii)
Vehicles                                                               Section 1.1(d)


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

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of this 26th day of October, 2000, by and between Borgstena Textile North America, Inc., a Delaware corporation ("Purchaser"), and CMI INDUSTRIES, INC., a Delaware corporation ("Seller"). Purchaser and Seller are sometimes collectively referred to as the "Parties" and individually as a "Party."

         A. Seller, through its Chatham Manufacturing Division ("Chatham") and its interest in Chatham & Borgstena, Inc., a Delaware corporation ("Chatham & Borgstena"), is engaged in the manufacture and marketing of fabrics for use in automotive seats and interiors (the "Automotive Business").

         B. Seller, through Chatham, is also engaged in the manufacture and marketing of products for sale to the retail, institutional and health care markets (the "Consumer Products Business").

         C. Subject to the limitations and exclusions contained in the Agreement and on the terms and conditions hereinafter set forth, Seller desires to sell and assign and Purchaser desires to purchase and assume substantially all of the assets and certain of the obligations of the Automotive Business and certain other assets of Chatham.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1
                           PURCHASE AND SALE OF ASSETS

         1.1 Purchase and Sale of Assets. Subject to Section 1.2 hereof, at the Closing, on and subject to the terms and conditions of this Agreement, Seller shall sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser shall purchase, acquire, and accept from Seller, all of the right, title, and interest of Seller in and to (i) the Automotive Business, and (ii) all of the assets, properties, and rights of Seller constituting the Automotive Business or used by Seller exclusively therein, of every type and description, tangible and intangible, wherever located and whether or not reflected on the books of the Seller (except as may be specifically excluded by this Agreement), in each case free and clear of all liens, claims, charges, security interests, and encumbrances of any kind or nature other than Permitted Encumbrances, including, without limitation, all right, title and interest of Seller in and to the following, as the same shall exist at the Closing Date:

                  (a) (i) All manufacturing equipment, tools, computers, terminals, computer equipment and systems, furniture, office equipment, business machines, telephones and telephone systems, (including parts, accessories, and the like, with respect to the foregoing), wherever located, used exclusively in the Automotive Business including the personal property identified on SCHEDULE 1.1(A) and (ii) any and all assignable warranties of third parties with respect thereto (the "Equipment");

                  (b) All those contracts, leases, warranties, commitments, agreements, arrangements, guaranties of payment and/or performance, and purchase and sales orders, whether oral or written, identified on SCHEDULE 1.1(B) together with all contracts, leases, warranties, commitments, agreements, arrangements, guaranties of payment and/or performance pertaining to the Acquired Assets or relating to the Automotive Business and not required to be disclosed pursuant to Section 5.11, all purchase and sale orders entered into after the date of SCHEDULE 1.1(B) in the ordinary course of business and to the extent relating to the Automotive Business, and the right to receive income in respect of such contracts, leases, warranties, commitments, agreements, arrangements, guaranties, and purchase and sales orders on and after the Closing Date (individually, a "Contract" and collectively, the "Contracts");

                  (c) All raw materials, work-in-progress, finished goods, goods held for resale, spare parts, waste materials, scrap, samples, promotional literature, and supplies, wherever located relating exclusively to the Automotive Business (the "Inventory") together with all rights of Seller against suppliers of the Inventory, including, without limitation, Seller's rights to receive refunds or rebates in connection with its purchase of such Inventory;

                  (d) All motor vehicles, trucks, forklifts, and other rolling stock identified on SCHEDULE 1.1(D)and any and all assignable warranties of third parties with respect thereto (the "Vehicles");

                  (e) All accounts receivable, including, without limitation, trade and miscellaneous accounts receivable, related to the Automotive Business (the "Accounts Receivable");

                  (f)      (i) As they relate exclusively to the Automotive
Business: all patents, art work, labels, designs, specifications, designs-in-progress, formulations, know-how, prototypes, inventions, discoveries, trademarks, trade names, logos, trade styles, service marks, together with all goodwill associated therewith, and copyrights; all registrations and applications therefor, both registered and unregistered, foreign and domestic; all trade secrets, technology or processes; all computer software (including documentation and related object and, if applicable, source codes); and all confidential or proprietary information that is owned by Seller or as to which Seller has rights as licensee; and (ii) all intellectual property rights in those items and the intellectual property identified on SCHEDULE 1.1(F), if any, (the "Intellectual Property");

                  (g) As they relate exclusively to the Automotive Business, all existing data, databases, books, records (except those records in Seller's corporate offices or at off-site storage facilities that are duplicates of the books and records of the Automotive Business), correspondence, business plans and projections, records of sales, customer and vendor lists, files, papers, all manuals and printed instructions of Seller relating to the Acquired Assets and to the operation of the Automotive Business; and, a copy of the aforementioned types of items which relate to the Automotive Business but are not exclusive in nature to the Automotive Business. As they relate exclusively to the Automotive Business and to the extent permitted under applicable law or regulation, copies of employment applications, notices of transfer, notices of rate changes, historical personnel payroll and similar documents (and any summaries of such documents) regularly prepared by Seller of each of the Hired Employees (as defined in Section 11.3 hereof), and to the extent a Hired Employee grants his or her employer permission to release, medical records, corrective action reports and disciplinary reports in the possession of Seller. The documents referred to in this Section 1.1(g) shall be collectively referred to in this Agreement as the "Books and Records";

                  (h) To the extent permitted under applicable law or regulation, (x) as they relate exclusively to the operation of the Automotive Business, all licenses, franchises, permits, certificates, consents, and other governmental or quasi-governmental authorizations of Seller (the "Permits"); and
(y) those Permits identified on SCHEDULE 1.1(H) not exclusively related to the operation of the Automotive Business;

                  (i) Seller's 65 percent ownership interest in Chatham & Borgstena, which is represented by stock certificate numbers 1, 4, 6, 8, 9, 11, 13 and 15 issued for an aggregate of 1,448.9 shares of common stock and held by CMI (the "JV Interest");

                  (j) The right to receive the $100,000 payment to be made by Interface Fabrics Group, Inc. under Section 11.18 of that certain Asset Purchase Agreement (the "Interface Agreement") dated as of May 1, 2000 between Seller and Interface Fabrics Group, Inc. ("Interface"); provided, that

Seller shall not be obligated to assist in satisfying the conditions to such payment except that, if all other conditions for the payment of the $100,000 early termination fee have been met, then Seller shall deliver to Interface the release of Interface required by Section 11.18 of the Interface Agreement as a condition to such payment; and

                  (k) With respect exclusively to either the Automotive Business or the Acquired Assets, but not with respect to any Excluded
Liabilities: (i) all prepaid expenses and prepaid assets, including without limitation all deposits on equipment purchases, security deposits, service contracts or arrangements, and utility deposits and all prepaid rental amounts;
(ii) all causes of action, claims, and demands of Seller, including, without limitation, rights to returned or repossessed goods and rights as an unpaid vendor; and (iii) all other assets used exclusively in the Automotive Business by Seller wherever located, tangible or intangible; provided, however, that the Acquired Assets shall not include, and Purchaser shall not acquire, any right, title, or interest of Seller in or to the Excluded Assets (as defined in Section
1.2 hereof).

         All of the items described in this Section 1.1 to be purchased by Purchaser and which are not Excluded Assets as defined in Section 1.2 hereof are hereinafter collectively referred to as the "Acquired Assets." For purposes of this Agreement, "Permitted Encumbrances" shall mean (i) liens for taxes not yet due and payable (other than taxes arising out of the transactions contemplated by this Agreement); (ii) all liens, encumbrances and matters listed on SCHEDULE 1.1(I); (iii) other nonmonetary liens, claims, and encumbrances relating to the Acquired Assets that (A) secure the Assumed Liabilities and (B) have been properly disclosed to Purchaser on an appropriate Schedule to this Agreement;
(iv) liens imposed by applicable law and incurred in the ordinary course of business for obligations not yet due and payable to lessors, carriers, warehousemen, laborers, materialmen and the like; and (v) any other matters approved as Permitted Encumbrances by Purchaser in writing prior to Closing.

         1.2 Excluded Assets. Seller shall not sell and Purchaser shall not purchase or acquire and the Acquired Assets shall not include:

                  (a) Any cash and cash equivalents (other than cash of Chatham & Borgstena to the extent reflected on the Audited Closing Date Working Capital Schedule), stock certificates (except as contemplated by Section 1.1(i)) and negotiable instruments;

                  (b) Any assets, properties, or rights of Seller (i) used in the Consumer Products Business or as identified on SCHEDULE 1.2(B), except Acquired Assets, and (ii) for the avoidance of doubt, any assets, properties or rights at the Seller's facilities in New York, New York; Stuart, Virginia; Clarksville, Georgia; Greensboro, North Carolina; Clinton, South Carolina; Columbia, South Carolina and Geneva, Alabama;

                  (c) The assets of any Employee Benefit Plan maintained by Seller for the benefit of the employees of the Automotive Business or to which Seller has made any contribution;

                  (d) Seller's corporate franchise, stock record books, corporate record books containing minutes of meetings of directors and stockholders or members, tax returns and records, books of account and ledgers, and such other records having to do with Seller's organization or stock capitalization;

                  (e) Any rights which accrue or will accrue to Seller under this Agreement;

                  (f) Any rights to any of Seller's insurance policies, premiums, or proceeds from insurance coverages relating to the Automotive Business (except as provided in Sections 8.8 and 8.11 hereof);

                  (g) Any rights to any of Seller's claims for any federal, state, local, or foreign tax refund;

                  (h) The stock of Chatham Real Property, Inc. and the membership interests in Chatham, LLC, or any of their respective assets (other than to the extent an asset is specifically included in the Acquired Assets);

                  (i) The finishing frame located in Seller's facility in Greensboro, North Carolina and used in the Automotive Business; provided that the Bianca weft straightener attached to such finishing frame is an Acquired Asset; and

                  (j) Those receivables not reflected on the Financial Statements that have been written off because the debtors are in bankruptcy.

         The assets described in this Section 1.2 are hereinafter collectively referred to as the "Excluded Assets".

                                    ARTICLE 2
                            ASSUMPTION OF LIABILITIES

         2.1 Assumption. Subject to Section 2.2 hereof, as of the Effective Time, Purchaser shall assume responsibility for the performance and satisfaction of the following liabilities of Seller (collectively, the "Assumed Liabilities"), but in each case (except as described in Section 2.1(f)) excluding any obligations or liabilities arising from or relating to any breach or violation of or any default under the leases, contracts and agreements underlying the Assumed Liabilities (unless reflected on the Audited Closing Date Working Capital Schedule):

                  (a) All of the executory obligations and liabilities of Seller arising from and after the Closing Date, pursuant to the Contracts;

                  (b) The trade payables of the Automotive Business (including any normal inter-company payables to Elastic Fabrics of America); and the (categories of) expense accruals related to the Automotive Business identified on SCHEDULE 2.1(B) to this Agreement to the extent they are not otherwise included in trade payables referred to above, and, with respect to such accruals that are employee-related, only to the extent they pertain to the Hired Employees; provided, however, the aggregate amount of claims of Hired Employees assumed by Purchaser hereunder related to (i) incurred but not reported medical claims and unpaid medical claims occurring prior to the Effective Time and (ii) the cost associated with any hospital confinement which commences prior to the Effective Time shall not exceed $75,000 (the "Medical Tail Cap");

                  (c) Indirectly through the acquisition of CMI's 65 percent ownership interest in Chatham & Borgstena, the Independent Sales Agent Agreement, dated August 12, 1996, between Chatham & Borgstena and John J. Mastin, Inc. (the "JV Mastin Agreement");

                  (d) The Independent Sales Agent Agreement, dated August 12, 1996, between CMI and John J. Mastin, Inc. (the "Mastin Agreement");

                  (e) Seller's liabilities arising under that certain letter agreement, dated May 23, 1995, as amended through the Closing Date, between Lafrance Industries, Division of Mount Vernon Mills, Inc. ("Lafrance") and Chatham (the "Lafrance Agreement");

                  (f) Warranty claims, reserves for returns and charge-backs that are not Excluded Liabilities described in Section 2.2(f);

                  (g) Seller's liabilities arising under that certain Partnership Agreement dated November 11, 1992 between CMI and Tatsumura Textile Co.;

                  (h) Seller's liabilities arising under that certain Cooperation Agreement dated June 16, 1995 with Etablissements Treves;

                  (i) The Divisional Change In Control Agreement dated August 1, 2000 between CMI and James Meek (the "Divisional Change In Control Agreement"), provided that Purchaser shall not assume the agreement unless James Meek becomes a Hired Employee; and

                  (k) The obligation, if any, of Seller to reimburse Interface, under section 18 of the Services Agreement dated May 1, 2000 between Seller and Interface, for one-half (not to exceed $25,000) of the cost of the installation of Cisco routers.

         2.2 Excluded Liabilities. Purchaser shall not assume or become liable for any obligations, commitments, or liabilities of Seller, whether known or unknown, absolute, contingent, or otherwise, and whether or not related to the Acquired Assets, except for the Assumed Liabilities (the obligations and liabilities of Seller not assumed by Purchaser are hereinafter referred to as the "Excluded Liabilities"). Without limiting the generality of the preceding sentence, the Excluded Liabilities include all obligations and liabilities of Seller not specifically described in Section 2.1 hereof, including without limitation, the following:

                  (a) Except as assumed by Purchaser as provided in Section 2.1(b), (i) any liabilities arising out of any Employee Benefit Plan (as defined in Section 5.21) and (ii) any liability in excess of the Medical Tail Cap;

                  (b) Any losses, costs, expenses, damages, claims, demands and judgments of every kind and nature (including the defenses thereof and reasonable attorneys' and other professional fees) related to, arising out of, or in connection with Seller's failure to comply with any applicable laws governing the bulk transfer of assets or any similar statute(s) as enacted in any jurisdiction, domestic or foreign, affecting title to the Acquired Assets except such liability as arises as a result of Purchaser's failure to pay Assumed Liabilities;

                  (c) Except as described in Section 2.1(b) or (f), any liability or obligation arising or accruing prior to the Effective Time under any Contract and any liability or obligation arising from or related to any breach or violation by Seller of or default by Seller under any provision of any Contract;

                  (d)      Except as described in Section 1.1(b) or otherwise in
Section 2.1, contracts, leases, warranties, commitments, agreements, arrangements, guaranties of payment and/or performance, and purchase and sale orders not assumed pursuant to Section 2.1(b);

                  (e)      Except to the extent otherwise assumed pursuant to
Section 2.1 or as otherwise provided in Section 2.2(f), any liability of Seller with respect to any claim or cause of action, regardless of when made or asserted, which arises out of or in connection with the operations of the Automotive Business by Seller prior to the Effective Time;

                  (f) Warranty claims and charge-backs that (i) are based solely on defective products, (ii) are not listed on SCHEDULE 2.2(F) as updated as of the Closing Date, and (iii) are individually in excess of $10,000, but only to the extent that the excess of (A) the aggregate amount of such warranty claims and charge-backs, over (B) the unutilized amount of all reserves on the Audited Closing Date Working Capital Schedule, is greater than $250,000 ("Material Warranty Claims and Charge-backs). To establish that a warranty claim or charge-back is based solely on a defective product when the product has not been returned by the customer, the Purchaser will have to be able to establish, with clear and convincing evidence, that the product in question is defective and that the warranty claim or charge-back was not directly or indirectly granted as a customer accommodation;

                  (g) All payments, obligations, actions or causes of action, assessments, claims, demands, judgments, losses, damages, liabilities, penalties, fines, forfeitures, costs and expenses related to, arising out of (i) injury to persons or property alleged to have been caused by products sold by the Automotive Business prior to the Effective Time ("Product Liability Claims") and (ii) injury to employees, the factual basis for which occurred prior to the Closing Date, including, without limitation, injuries arising from or related to an Environmental Condition ("Employee Tort Claims");

                  (h) Any liabilities or obligations of Seller relating to the Excluded Assets;

                  (i) Any liabilities or obligations relating to income taxes levied on the Seller relating to the transfer of the Acquired Assets;

                  (j) Except as assumed by Purchaser as provided in Sections 2.1(b), (c) and (d) and as contemplated by the Employee Lease Agreement or the Services Agreement, (i) any claim, cause of action, liability or obligation, whether or not arising or occurring in the ordinary course of business (including, without limitation, performance, success, longevity/duration, year 2000 compliance, incented and/or any other bonuses, salaries, vacation pay, sick pay, holiday pay, severance pay and other like obligations or payments), arising prior to or as a result of the Closing, or
(ii) any claim, cause of action, liability or obligation arising upon or after the Closing under any change in control agreement, in either case, to any present or former employee, agent, or independent contractor of Seller, whether or not employed or retained by Purchaser after the Closing except that Purchaser shall assume the Divisional Change In Control Agreement under the condition described in Section 2.1(i) hereof;

                  (k) All payments, obligations, actions or causes of action, claims, demands, judgments, assessments, losses, damages, liabilities, penalties, fines, forfeitures, costs and expenses of every kind and nature (including the defenses thereof and reasonable attorneys' and other professional fees) related to, arising out of, or in connection with any Environmental Condition existing or occurring as of or prior to the Effective Time ("Environmental Liability"). As used in this Agreement, the following definitions shall apply:

                           (i)      "Environmental Condition" shall mean (x) the
presence, generation, discharge, emission, release, spill, dumping, leak, burial, placement, migration, receiving, handling, use, storage, containment, treatment, disposal or transportation of any Hazardous Material (A) with respect to any real property owned or formerly owned or operated by Seller or any improvements thereon, (B) caused by Seller or any of its predecessors in interest, or (C) otherwise arising out of the operation of Chatham as to which Remedial Action is currently or in the future shall be required under any Environmental Law or as to which any liability is currently or in the future shall be imposed under any Environmental Law on Seller or Purchaser with respect to any such Hazardous Material or reporting with respect thereto and (y) any violation of or noncompliance with any Environmental Law by Seller or any of its predecessors in interest;

                           (ii)     "Environmental Law" or "Environmental Laws"
shall mean any and all statutes, codes, laws (including, without limitation, common law), ordinances, agency rules, regulations, and guidance, and reporting or licensing requirements relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) as in effect as of the date of this Agreement, including, without limitation: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. ss.ss.9601 et seq. ("CERCLA"); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.ss.6901 et seq., ("RCRA"); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. ss.ss.11001 et seq.); (iv) the Clean Air Act (42 U.S.C. ss.ss. 7401 et seq.); (v) the Clean Water Act (33

U.S.C. I 1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. I 2601 et seq.); (vii) the Hazardous Materials Transportation Act (49 U.S.C. ss.ss. 5101 et seq.); (viii) the Safe Drinking Water Act (41 U.S.C. I 300f et seq.);
(ix) any state, county, municipal or local statutes, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (viii) of this subparagraph, (x) any amendments to the statutes, laws or ordinances listed in parts (i) - (ix) of this subparagraph, (xi) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (x) of this subparagraph; and (xii) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like relating to environmental, health or safety matters.

                           (iii)    "Hazardous Material" or "Hazardous
Materials" shall mean any and all chemicals, substances, wastes, materials, pollutants, contaminants, equipment or fixtures defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including, without limitation, RCRA hazardous wastes, CERCLA hazardous substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, asbestos and asbestos-containing materials, and polychlorinated biphenyls (PCBs).

                           (iv)     "Remedial Action" shall mean any
investigation, feasibility study, monitoring, testing, sampling, removal (including without limitation the removal of underground storage tanks), restoration, clean-up, remediation, corrective action, closure, site restoration, remedial response or remedial work with respect to any Hazardous Material contamination or pollution, required by applicable Environmental Law or ordered by any governmental authority in accordance with applicable Environmental Law.

                  (l) Any liability or obligation of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, fees and expenses of its counsel, accountants, and other advisers;

                  (m) Except as assumed pursuant to Section 2.1(b) or as contemplated by the Employee Lease Agreement or the Services Agreement, any liability or obligation of Seller or Chatham & Borgstena (in the case of Chatham & Borgstena, only to the extent any such liability or obligation arises as a member of any affiliated group or any combined or consolidated group on account of Seller or Chatham or under any tax sharing arrangement or other agreement) for all federal, state, local or foreign income, excise, franchise, transfer and capital stock taxes, charges, fees, levies or other assessments measured on the basis of net income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, social security, unemployment, severance, property or other taxes, duties, fees, assessments or charges of any kind whatsoever, including any interest, penalties, or additional amounts attributable thereto imposed by any federal, state, local or foreign governmental authority and payable by Seller or Chatham & Borgstena or any member of any affiliated group or any combined or consolidated group on account of Seller or Chatham or under any tax sharing arrangement or agreement, for all periods through and including the period ending at the Effective Time, including, without limitation, liability arising as a result of the transactions contemplated herein (other than sales, transfer or documentary taxes arising as a result of the transactions contemplated herein). For the period that ends at the Effective Time, the taxable income attributable to such period shall be determined based on a full closing of the books of the Automotive Business in a manner sufficient to support for tax purposes the allocation to such period of each item of income and expense accrued on the books in each jurisdiction in which the Automotive Business operates;

                  (n) Any liability of Seller for its actual or alleged breach of, or noncompliance with, any federal, state, or local law, rule, regulation, order or decree (other than Environmental Laws) applicable to the Automotive Business or Seller prior to the Effective Time;

                  (o) All indebtedness of Seller, whether secured or unsecured, due or to become due, except Assumed Liabilities; and

                  (p) Any inter-company or intra-company debt or funding obligations related thereto (except any inter-company payables to Elastic Fabrics of America).

                                    ARTICLE 3
                      AMOUNT AND PAYMENT OF PURCHASE PRICE

         3.1 Calculation of Purchase Price. The total consideration to be paid to Seller for the sale, transfer, and conveyance of the Acquired Assets and the covenant not to compete provided for in Section 11.7 hereof (the "Purchase Price"), in addition to the assumption of the Assumed Liabilities, shall be an amount equal to Nineteen Million Dollars ($19,000,000), subject to adjustment as provided in Section 3.3.

         3.2 Payment of Purchase Price; Establishing Escrow. Subject to the fulfillment of the conditions set forth herein, on the Closing Date, Purchaser shall pay or deliver to Seller the Purchase Price minus (i) Twenty Two Thousand Five Hundred Dollars ($22,500) as Seller's payment for one-half of the filing fee paid by Purchaser under the HSR Act (the "HSR Filing Fee"); minus (ii) the Escrowed Amount. Seller and Purchaser shall establish at Closing an escrow (the "Escrow") in an aggregate amount of One Million Dollars ($1,000,000) (the "Escrowed Amount"), pursuant to the terms of an escrow agreement to provide, as a nonexclusive remedy, a fund for satisfaction of post-closing indemnification claims by Purchaser pursuant to Section 14.1 hereof.

         3.3      Adjustment to Purchase Price.

                  (a) Within sixty (60) days following the Closing Date, Seller shall deliver to Purchaser a schedule of the net working capital as of the Closing Date, for the Automotive Business (including the automotive businesses of Chatham and Chatham & Borgstena) audited by Arthur Andersen LLP, the independent public accountants to Seller ("Seller's Accountants"), (the "Audited Closing Date Working Capital Schedule"). The Closing Date net working capital shown on the Closing Date Working Capital Schedule shall equal the sum of (i) inventory (net of reserves); (ii) accounts receivable (net of reserves); and (iii) prepaid expenses and assets, less the sum of (iv) trade payables and
(v) accrued expenses set forth on SCHEDULE 2.1(B) and shall include (x) intercompany accounts due to CMI from Chatham & Borgstena as current liabilities, (y) intercompany accounts due from CMI to Chatham & Borgstena as current assets, and (z) Chatham & Borgstena cash as a current asset. For purposes of the computation of Closing Date net working capital, subject to the previous sentence as it relates to intercompany accounts and Chatham & Borgstena cash, inventory, accounts receivable and prepaid expenses shall include only those items and amounts included in the Acquired Assets pursuant to Sections 1.1(c), (e) and (j) (including all related reserves) and trade payables and accrued expenses shall include only those items and amounts included in the Assumed Liabilities pursuant to Sections 2.1(b) and (f). The Audited Closing Date Working Capital Schedule shall be prepared in accordance with United States generally accepted accounting principles ("GAAP") applied consistently with the Management Prepared Statements following the procedures set forth on SCHEDULE
3.3.1 (except Management Prepared Statements do not have year-end adjustments) and shall include a full physical audit of all Inventory located in Elkin, North Carolina or at LaFrance Industries on the Closing Date and confirmations of the remainder of the Inventory. Purchaser and PricewaterhouseCoopers LLP, independent public accountants to Purchaser ("Purchaser's Auditor"), may observe the Closing Date inventory and other procedures of Seller and Seller's Auditor, in the preparation of the Audited Closing Date Working Capital Schedule and shall be provided with reasonable access to the workpapers of Seller and Seller's Auditor supporting the Audited Closing Date Working Capital Schedule. If placements are canceled or curtailed after the Closing Date, any effect such cancellations or curtailments may have on the Inventory will not be considered in the preparation of the Audited Closing Date Working Capital Schedule or the calculation of the Adjustment

Amount. The Audited Closing Date Working Capital Schedule prepared by Seller's Auditors shall also set forth a computation of the Adjustment Amount.

                  (b) In the event that the Closing Date working capital shown on the Audited Closing Date Working Capital Schedule is greater than $5.1 million or less than $4.9 million, then the Purchase Price shall be increased or reduced, respectively, by the amount of the difference (the "Adjustment Amount").

                  (c) Purchaser shall have thirty (30) days in which to review the Audited Closing Date Working Capital Schedule and to the extent that Purchaser disputes either the amount of, or basis for, the Adjustment Amount as shown on the Audited Closing Date Working Capital Schedule, then within thirty
(30) days from the date of receipt by Purchaser of the Audited Closing Date Working Capital Schedule, Purchaser shall provide written notice thereof to Seller stating any objection and the basis for such objection. If Purchaser does not timely deliver a notice of objection to Seller, (i) if the Adjustment Amount is a reduction in the Purchase Price, Purchaser first shall receive the Adjustment Amount from the Escrowed Amount, to the extent of the Escrowed Amount, and Seller will promptly execute any certificate or other document required to release such funds to Purchaser and shall deliver such certificate or document to the Escrow Agent, and any remaining balance of the Adjustment Amount shall be paid by Seller to Purchaser by wire transfer of immediately available funds within ten (10) days after the lapse of the 30-day notice period or (ii) if the Adjustment Amount is an increase in the Purchase Price, Purchaser shall pay Seller the Adjustment Amount by wire transfer of immediately available funds within ten (10) days after the lapse of the 30-day notice period.

                  (d) If any amount claimed as an Adjustment Amount is timely disputed in a written notice of objection delivered to Seller, Purchaser and Seller shall undertake to resolve the amount so disputed. If Purchaser and Seller are unable to resolve the dispute within thirty (30) days from the date of Seller's receipt of the notice of objection, then the issues in dispute will be submitted to a mutually agreed upon office of a nationally recognized accounting firm (the "Resolving Accountants"), with which neither Purchaser nor Seller has had a business relationship during the two (2) years prior to the closing Date. If issues in dispute are submitted to the Resolving Accountants, each Party will furnish to the Resolving Accountants such work papers and other documents and information relating to the disputed issues as the Resolving Accountants may request and are available to that Party (or its independent public accountants), and will be afforded the opportunity to present to the Resolving Accountants any material relating to the determination and to discuss the determination with the Resolving Accountants. The determination by the Resolving Accountants, as set forth in a written notice delivered to Purchaser and Seller by the Resolving Accountants, will be binding and conclusive on the Parties, and Purchaser and seller will each bear the fees of the Resolving Accountants for such determination based upon the Resolving Accountants' determination of the extent to which each Party was correct or incorrect as to the dispute.

                  (e) Upon resolution of such dispute, whether by agreement between Purchaser and Seller or by determination of the Resolving Accountants, the Adjustment Amount, if any, shall be paid (i) if a reduction in Purchase Price, to Purchaser by deduction of such amount from the Escrowed Amount, to the extent of the Escrowed Amount, and Seller will promptly execute any certificate or other document required to release such funds to Purchaser and shall deliver such certificate or document to the Escrow Agent, and any remaining balance of the Adjustment Amount shall be paid by Seller to Purchaser by wire transfer of immediately available funds within ten (10) days of the resolution of the dispute or (ii) if an increase in Purchase Price, to Seller by Purchaser's wire transfer of immediately available funds within ten (10) days of the resolution of the dispute.

         3.4 Intercompany Obligations. At the time the adjustment to the Purchase Price, if any, is to be paid pursuant to Section 3.3(c) or Section 3.3(e), Seller shall, or Purchaser shall cause Chatham & Borgstena to, as the case may be, satisfy in full the outstanding amount owed under the Seller/Chatham & Borgstena intercompany obligation, as reflected on the Audited Closing Date Working Capital Schedule.

         3.5 Transfer Expenses. Purchaser shall pay any and all sales and use, transfer or documentary taxes levied on the transfer of the Acquired Assets. All Inventory shall be claimed as exempt from sales tax by Purchaser. Purchaser shall timely report and remit any such taxes to the appropriate revenue authorities on or before the Closing Date and shall promptly remit any increases in such taxes determined to be due after the Closing Date.

         3.6 Allocation of Purchase Price. The consideration paid for the Acquired Assets and covenant not to compete set forth in Section 8.5 hereof (which shall equal the Purchase Price) and the assumption of the Assumed Liabilities that are taken into account in determining the amount realized for tax purposes shall be allocated among the Acquired Assets in accordance with the allocation set forth on SCHEDULE 3.6. Such allocation will comply with the requirements of Code Section 1060. Purchaser and Seller each agree to file IRS Form 8594, and all federal, state, local and foreign tax returns in a manner consistent with SCHEDULE 3.6. Purchaser and Seller each agree to provide the other promptly with any information required to complete SCHEDULE 3.6.

                                    ARTICLE 4
                              PROCEDURE FOR CLOSING

         4.1 Time and Place of Closing. The closing for the purchase and sale contemplated by this Agreement (the "Closing") shall be held at the offices of Alston & Bird LLP, 1201 West Peachtree Street, Atlanta, Georgia 30309, on October 26, 2000 or at such other time and place as the parties hereto may agree in writing (the date on which the Closing actually occurs is hereinafter referred to as the "Closing Date"). Subject to the consummation of the Closing on the Closing Date, the sale, assignment, transfer, and conveyance to Purchaser of the Acquired Assets and the assumption by Purchaser of the Assumed Liabilities will be effective as of 12:01 AM Eastern Standard Time on the Closing Date (the "Effective Time").

         4.2 Transactions at the Closing. At the Closing, each of the following items shall be delivered:

                  (a)      Seller shall deliver to Purchaser the following:

                           (i)      such bills of sale, motor vehicle titles,
assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to Purchaser and its counsel, as shall be necessary and effective to transfer and assign to, vest in, and purchase all of Seller's right, title, and interests in and to the Acquired Assets, including without limitation, good, marketable, insurable and valid title in and to all of the Acquired Assets owned by Seller, in each case free and clear of all liens (subject only to Permitted Encumbrances), and all of Seller's rights under all Contracts;

                           (ii)     stock certificate numbers 1, 4, 6, 8, 9, 11,
13 and 15 for an aggregate of 1,448.9 shares of common stock of Chatham & Borgstena, Inc., which represents the JV Interest, as well as an executed Stock Power;

                           (iii)    a certificate of incumbency of Seller
executed by the Secretary or Assistant Secretary of Seller listing the officers of Seller authorized to execute this Agreement, the other Acquisition Documents to which Seller is a party and the instruments of transfer on behalf of Seller and certifying the authority of each such officer to execute the agreement, and other documents, and instruments on behalf of Seller in connection with the consummation of the transactions contemplated herein;

                           (iv)     a certificate of the Secretary or Assistant
Secretary of Seller containing a complete and correct copy of the resolutions duly adopted by the board of directors of Seller, approving and authorizing each Acquisition Document and the transactions contemplated hereby and thereby and certifying that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect;

                           (v)      a Services Agreement (the "Services
Agreement") executed by Seller;

                           (vi)     a Lease between Purchaser and Seller's
affiliate, Chatham Fabrics, LLC, with respect to Seller's Elkin, NC circular knit facility (the "Facility Lease") executed by Seller;

                           (vii)    an opinion of Sutherland Asbill & Brennan
LLP, counsel to Seller (the "Seller Opinion");

                           (viii)   an agreement of assignment and assumption of
the Contracts and the Assumed Liabilities (the "Assignment and Assumption Agreement") duly executed by Seller;

                           (ix)     to the extent permitted by law, all
environmental permits related to the Acquired Assets;

                           (x)      certificates of existence or certificates of
good standing of Seller, as of a date within twenty (20) days prior to the Closing Date, from the State of Delaware and each jurisdiction listed in
SCHEDULE 5.1.1 hereto;

                           (xi)     a 1099 certificate to the extent applicable;

                           (xii)    a Bill of Sale executed by Seller;

                           (xiii)   an Employee Lease Agreement executed by
Seller;

                           (xiv)    an Office Sublease, executed by Seller;

                           (xv)     a Termination of Joint Venture Agreement,
executed by Seller;

                           (xvi)    all clearance certificates or similar
documents that may be required by any state, local or other taxing authority in order to relieve Purchaser of any obligation to withhold or escrow any portion of the Purchase Price; and

                           (xvii)   evidence of the satisfaction, termination
and discharge of all liens, claims, charges, security interests, mortgages, deeds of trust, security agreements, judgments, pledges, assignments, or any other title exceptions or defects created, caused, suffered or incurred by Seller that are monetary in nature, or encumbrances relating to the Acquired Assets that are not Permitted Encumbrances; and

                           (xviii)  such other evidence of the performance of
all covenants required of Seller by this Agreement at or prior to the Closing Date as Purchaser or its counsel may reasonably require.

         The documents and certificates to be delivered hereunder by or on behalf of Seller on the Closing Date shall be in form and substance reasonably satisfactory to the Parties and their counsel.

                  (b)      Purchaser shall deliver to Seller the following:

                           (i)      (A) a wire transfer in immediately available
funds in the amount equal to the Purchase Price minus (i) the Escrowed Amount, minus (ii) the HSR Filing Fee; and (B) a wire transfer of the Escrowed Amount to the account designated in the Escrow Agreement;

                           (ii)     the Assignment and Assumption Agreement
executed by Purchaser;

                           (iii)    a certificate of incumbency of Purchaser
executed by the Secretary or Assistant Secretary of Purchaser listing the officers of Purchaser authorized to execute this Agreement and the other Acquisition Documents to which Purchaser is a party and the instruments of assumption on behalf of Purchaser and certifying the authority of each such officer to execute the agreements, documents, and instruments on behalf of Purchaser in connection with the consummation of the transactions contemplated herein;

                           (iv)     a certificate executed by the Secretary or
Assistant Secretary of Purchaser containing a complete and correct copy of resolutions duly adopted by Purchaser's Board of Directors approving and authorizing this Agreement and each of the other Acquisition Documents to which Purchaser is a party and each of the transactions contemplated thereby and certifying that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect;

                           (v)      the Services Agreement executed by
Purchaser;

                           (vi)     the Employee Lease Agreement, executed by
Purchaser;

                           (vii)    the Facility Lease executed by Purchaser;

                           (viii)   the Office Lease, executed by Purchaser;

                           (ix)     the Termination of Joint Venture Agreement,
executed by AB Borgstena Textile;

                           (x)      an opinion of Alston & Bird LLP, counsel to
Purchaser, (the "Purchaser Opinion");

                           (xi)     an irrevocable letter of credit issued by
Skandinaviska Enskilda Banken AB (publ) with Seller as beneficiary in the face amount of US $1,386,735 and on terms otherwise acceptable to Seller (the "Letter of Credit");

                           (xii)    such other evidence of the performance of
all covenants required of Purchaser by this Agreement, at or before the Closing Date, as Seller or its counsel may reasonably require; and

                           (xiii)   appropriate certificates to satisfy state
statutory exemptions for the imposition of sales and use tax under applicable state law.

         The documents and certificates to be delivered hereunder by or on behalf of the Purchaser on the Closing Date shall be in form and substance reasonably satisfactory to the Parties and their counsel.

         4.3 Certain Consents. To the extent that Seller's rights under any agreement, Contract, commitment, lease, Permit, or other Acquired Asset to be assigned to Purchaser hereunder may not be assigned without the consent of another person which has not been obtained prior to the Closing Date, and which is material to the ownership, use or disposition by Purchaser of an Acquired Asset, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller shall use its reasonable good faith efforts to obtain any such required consent(s) as promptly as possible. Notwithstanding the preceding sentence, Seller shall not be obligated to obtain any consent required under the LaFrance Agreement. If any necessary consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights under the Acquired Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the specific Acquired Asset, shall act after the Closing as Purchaser's agent in order to obtain for the Purchaser the benefits thereunder, and Purchaser shall reimburse Seller for its out-of-pocket costs with respect to such action. Furthermore, Seller shall cooperate, to the maximum extent permitted by law and the specific Acquired Assets, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser, including any sublease or subcontract or similar arrangement. Purchaser, and not Seller, shall be responsible for any amounts that may become due or other obligations that may arise as a result of Seller's actions pursuant to this Section 4.3.

         4.4 Further Assurances. Seller from time to time after the Closing Date, at Purchaser's request, will execute, acknowledge, and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications, and further assurances as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Acquired Assets, or to better enable Purchaser to complete, perform, or discharge any of the Assumed Liabilities. Each of the Parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other Party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Purchaser that:

         5.1      Organization and Qualification.

                  (a) CMI is a corporation validly existing and in good standing under the laws of the State of Delaware. SCHEDULE 5.1.1 lists the jurisdictions in which Seller is qualified to do business as a foreign corporation by reason of its business, and nothing requires Seller by reason of its business to be qualified in any other jurisdiction where the failure to be so qualified would subject it to any material cost, restriction or penalty for failing to qualify.

                  (b) Chatham & Borgstena is a corporation validly existing and in good standing under the laws of the State of Delaware. Chatham & Borgstena is duly qualified and is in good standing in the State of North Carolina.

         5.2 Power and Authority. Seller has full right, power and authority to own and operate the Acquired Assets, to enter into and to perform its obligations under this Agreement and the agreements to which it is a party contemplated hereby or executed in connection herewith (collectively, this Agreement and the other documents or agreements to be executed in connection herewith shall be referred to hereinafter as the "Acquisition Documents"), and to consummate the transactions contemplated hereby and thereby.

         5.3 Due Authorization; Validity; Enforceability. The Acquisition Documents executed by Seller have been duly executed and delivered by Seller and constitute legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally, by the exercise of judicial discretion in accordance with general equitable principles or by equitable defenses that may be applied to the remedy of specific performance. No other action on the part of Seller or its stockholders is required in connection therewith.

         5.4 No Violation or Consent. Neither the execution and delivery by Seller of any of the Acquisition Documents to which it is a party nor, subject to obtaining the consents and approvals described in SCHEDULES 5.9.4, 5.11.1 and
5.19 the consummation by Seller of the transactions contemplated thereby will
(i) violate Seller's Certificate of Incorporation or Bylaws, (ii) violate any provisions of law or any order of any court or any governmental entity to which Seller or Chatham & Borgstena is subject, or by which the Acquired Assets may be bound or require Seller or Chatham & Borgstena to approve, consent to, or waive, or make any filing with any person or entity (governmental or otherwise) that has not been obtained or made, where such violation reasonably would be expected to have a Material Adverse Effect on the Acquired Assets or the Automotive Business, (iii) conflict with, result in a breach of, or constitute a default under any indenture, mortgage, lease, agreement, authorization, permit, order, writ, judgment, injunction, decree, arbitration award, or other instrument to which Seller is a party or by which it or any of the Acquired Assets may be bound or affected, where such conflict, breach or default reasonably would be expected to have a Material Adverse Effect on the Acquired Assets or the Automotive Business or (iv) result in the creation of any lien, charge, security interest or other charge or encumbrance upon or affecting any of the Acquired Assets, or result in the acceleration of the maturity of any payment date of any of the Assumed Liabilities, or increase or adversely affect the obligations of Seller under any of the Assumed Liabilities.

         5.5 Subsidiaries; Joint Ventures. The Acquired Assets include CMI's 65 percent ownership interest in Chatham & Borgstena, which is represented by stock certificate numbers 1, 4, 6, 8, 9, 11, 13 and 15 issued for an aggregate of 1,448.9 shares of common stock and held by Seller. Other than the JV Interest, no shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any association, partnership, joint venture or other legal entity are included in the Acquired Assets.

         5.6 Financial Statements. Attached as SCHEDULE 5.6.1 are complete and correct copies of the audited balance sheets and related statements of income and cash flows of Seller as, at and for the fiscal years ended January 2, 1999 and January 1, 2000 and for the periods then ended (the "Audited Statements") and the balance sheet and statement of income of the Automotive Business (which shall include Chatham & Borgstena on a consolidated basis) as, at and for the three quarters ended September 30, 2000 and for the period then ended, in each case prepared by management of Seller (the "Management Prepared Statements").

The Audited Statements and the Management Prepared Statements are collectively referred to herein as the "Financial Statements." The Audited Statements have been prepared in accordance with GAAP consistently applied, and present fairly in all material respects the financial position, assets, liabilities, revenues and expenses and results of operation of Seller, as at the dates and for the periods indicated. The Management Prepared Statements (i) have been prepared in accordance with SCHEDULE 3.3.2 and GAAP (except as otherwise disclosed in SCHEDULE 3.3.1), (ii) do not contain footnotes (that, if presented, would not differ materially from those included in the Audited Statements) and are subject to normal year-end adjustments, and (iii) present fairly in all material respects the financial position, assets, liabilities, revenues and expenses, and results of operations of the Automotive Business as at the date and for the periods indicated. Except as disclosed on SCHEDULE 5.6.2 and except for liabilities that have been or will be incurred in the ordinary course of business, the Automotive Business has no liabilities or obligations (secured or unsecured, whether accrued, absolute, direct, indirect, contingent or otherwise, and whether due or to become due regardless of whether claims in respect thereto have been asserted as of such date) that would be required by GAAP with respect to the Audited Statements and that would be required to be prepared consistent with SCHEDULE 3.3.1 and GAAP (except as otherwise disclosed on SCHEDULE 3.3.1) with respect to the Management Prepared Statements, to be accrued or reserved against that are not fully and adequately accrued or reserved against in the Financial Statements. The books, records, and accounts of Seller maintained with respect to the Automotive Business accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of Seller with respect to the Automotive Business.

Except as set forth on SCHEDULE 5.6.3, Seller has not changed any of its accounting policies or procedures since March 3, 2000. Seller has made available to Purchaser complete and correct copies of all internal management and control reports and balance sheets and income statements related to Chatham and related to the Automotive Business (which include Chatham & Borgstena on a consolidated basis), including, without limitation, the "RONA Sheets" and balance sheets (in the same format as provided to Purchaser for the period ended October 3, 1999) for the periods ended January 29, 2000, February 26, 2000 and for each fiscal period thereafter, together with all supporting schedules in the same format as provided to Purchaser for the period ended October 2, 1999. Each such report was in accordance with the books and records of Seller.

         5.7 Inventories. All Inventory, whether reflected on the Financial Statements or subsequently acquired, has been or will be acquired by Seller only in bona fide transactions entered into in the ordinary course of business. Except as described in SCHEDULE 5.7.1, Seller has valid legal title to its Inventory free and clear of any consignments, liens, claims, charges, and encumbrances.. Purchase commitments made for raw materials and parts are not in excess of normal requirements.

         5.8 Accounts Receivable. All Accounts Receivable shown on the Financial Statements are, valid and represent amounts properly invoiced by Seller. The reserves for doubtful or uncollectible Accounts Receivable reflected on the Financial Statements were established in accordance with GAAP with respect to the Audited Statements and as required to be consistent with SCHEDULE
3.3.2 and GAAP (except as otherwise disclosed on SCHEDULE 3.3.2) with respect to the Management Prepared Statements.

         5.9      Personal Property.

                  (a) Seller has good and marketable title to all Acquired Assets (other than leased personal property referred to in Section 5.9(b)), free and clear of all liens, claims, charges, security interests, and other encumbrances of any kind and of any nature, except Permitted Encumbrances and as disclosed on SCHEDULE 5.9.1.

                  (b) SCHEDULE 5.9.2 contains a list of all of Seller's and Chatham & Borgstena's leases for Vehicles, Equipment or other items of personal property included among the Acquired Assets (except miscellaneous leases having an aggregate value, if capitalized, of remaining lease payments of less than $10,000; provided, however, the aggregate of remaining lease payments on all such excluded leases shall not exceed $100,000). Complete and correct copies of each lease listed on SCHEDULE 5.9.2 and any amendments, extensions, and renewals thereof have been made available to Purchaser. Each of the leases described on
SCHEDULE 5.9.2 is in full force and effect and there are no existing defaults or events of default, real or claimed, or events which with notice or lapse of time or both would constitute a default by Seller or, to the knowledge of Seller, any other party to such lease, the consequences of which, severally or in the aggregate, would have a Material Adverse Effect. Except as described on SCHEDULE 5.9.3, all such leases are fully assignable without the consent of any third party. No rights of Seller under such leases have been assigned or otherwise transferred as security for any obligation of Seller. For purposes of this Agreement, a violation or other matter will be deemed to have a "Material Adverse Effect" if such violation or other matter would have a material adverse effect on the Acquired Assets, the Automotive Business or the operations, financial condition or performance of the Automotive Business taken as a whole.

                  (c) Except as set forth on SCHEDULE 5.9.3 and except for the Excluded Assets, the Acquired Assets constitute all the assets used in or necessary and sufficient for the operation of the Automotive Business in the manner heretofore conducted, except where the failure to so include such asset, either individually or in the aggregate, would not have a Material Adverse Effect. Except as disclosed on SCHEDULE 5.9.4, the tangible assets included in the Acquired Assets are in good operating condition and repair, reasonable wear and tear in ordinary usage excepted.

         5.10     Reserved.


         5.11     Contracts.

                  (a) SCHEDULE 5.11.1 contains a complete and correct list of all contracts of the Automotive Business not otherwise listed on SCHEDULES 5.9.2, 5.12, 5.18 or 5.21, each of which (i) requires or could require any party thereto to pay $25,000 or more in the aggregate for the remaining term of such Contract annually, or (ii) is between Seller and any officer, stockholder, director, employee, or affiliate and all modifications, amendments, renewals, or extensions thereof. Seller has made available to Purchaser a complete and correct copy of (and, if oral, a description) of each contract. Except as disclosed on SCHEDULE 5.11.1, each of such contracts was entered into prior to the Closing Date in the ordinary course of business on terms substantially consistent with Seller's practice prior thereto and is fully assignable without the consent of any third party. Except as listed on SCHEDULES 5.9.2, 5.11.1, 5.12, 5.18 or 5.21, with respect to the Automotive Business Seller is not a party to any written or legally binding oral:

                           (i)      agreement, contract, or commitment with any
present or former employee or consultant or for the employment of any person, including any consultant, who is engaged in the conduct of the Automotive Business, including, without limitation, agreements providing for bonuses, incentive payments, pensions, stock packages or severance payments;

                           (ii)     agreement, contract, or commitment for the
future purchase of, or payment for, supplies or products (which agreements do not include purchase orders entered into in the ordinary course of business), or for the performance of services by a third party which supplies, products or services are used in the conduct of the Automotive Business, that would limit Purchaser's ability to terminate such agreement, contract or commitment without penalty or delay and enter into a similar agreement, contract or commitment with a different party;

                           (iii)    agreement, contract or commitment to sell or
supply products or to perform maintenance, services or similar duties in connection with the Automotive Business involving in any one case $25,000 or more;

                           (iv)     distribution, dealer, representative, or
sales agency agreement, contract, or commitment relating to the Automotive Business;

                           (v)      lease under which Seller is lessor relating
to the Acquired Assets or any property at which the Acquired Assets are located;

                           (vi)     note, debenture, bond, equipment trust
agreement, letter of credit agreement, loan agreement, or other contract or commitment for the borrowing or lending of money specifically relating to the Automotive Business (other than security arrangements for worker's compensation and similar governmental requirements) or agreement or arrangement for a line of credit or guarantee, pledge, or undertaking of the indebtedness of any other person relating to the Automotive Business;

                           (vii)    agreement, contract, or commitment for any
charitable or political contribution specifically relating to the Automotive Business;

                           (viii)   other than the LaFrance Agreement, the
Cooperation Agreement with Establissements Treves, the Partnership Agreement with Tatsumura Textile Co. and the Fabric Supply Agreement with Interface Fabrics Group, Inc., any agreement, contract, or commitment limiting or restraining the Automotive Business or any successor thereto from engaging or competing in any manner or in any business, nor, to Seller's knowledge, is any Hired Employee of Seller engaged in the conduct of the Automotive Business subject to any such agreement, contract, or commitment;

                           (ix)     material agreement, contract, or commitment
relating to the Automotive Business not made in the ordinary course of business; or

                           (x)      agreement, contract or transaction with
Seller or any affiliate of Seller.

                  (b) SCHEDULE 5.11.2 contains a complete and correct list of all commitments for capital expenditures related to the Automotive Business that have been approved or made prior to the date of this Agreement in excess of $25,000 by Seller and that remain outstanding as of the date hereof.

                  (c) Each of the Contracts is in full force and effect and there exists no breach or violation of or default under any of such Contracts by Seller or, to the knowledge of Seller, any other party to such Contracts or any event which, with notice or the lapse of time, or both, will create a breach or violation thereof or default thereunder by Seller or, to the knowledge of Seller, any other party to such Contracts. Except as set forth on SCHEDULES 5.9.3, 5.11.1, 5.12.2 or 5.19, each such Contract listed thereon is fully assignable without the consent of any third party.

                  (d) Except as indicated on SCHEDULE 5.11.3, there exists no actual or, to the knowledge of Seller, any threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Contract, which would have a Material Adverse Effect on the Automotive Business, including without limitation, (i) the business relationship of Seller with any customer, distributor, or related group of customers or distributors whose purchases individually or in the aggregate are material to the operations and financial condition of the Automotive Business, (ii) the requirements of any customer or related group of customers of Seller whose purchases individually or in the aggregate are material to the operations and financial condition of the Automotive Business, or (iii) the business relationship of Seller with any material supplier to the Automotive Business.

                  (e) Seller has not granted any power of attorney affecting or with respect to the Automotive Business or the Acquired Assets that remains outstanding.

                  (f) The Contracts, together with the contracts and agreements disclosed on SCHEDULE 5.11.1 or not required to be disclosed thereon, collectively constitute all of the contracts necessary to enable Purchaser to conduct the Automotive Business after the Closing in the manner in which the Automotive Business is currently being conducted.

         5.12 Intellectual Property. SCHEDULE 1.1(F) contains a complete and correct list of the Intellectual Property and a brief description of each item of Intellectual Property and the nature of Seller's interest therein, all of which are valid, and to the knowledge of Seller, uncontested. Seller owns, or has the right to use, the Intellectual Property. The Acquired Assets include and, upon the purchase of those assets and the obtaining of any necessary consents and licenses, Purchaser will own or have the uncontested right to use the Intellectual Property necessary for or used in the conduct of the Automotive Business as presently conducted. No claim is pending or, to Seller's knowledge, threatened, and Seller has not received notice that the conduct of the Automotive Business (including without limitation, Seller's use of any Intellectual Property) infringes upon or conflicts with any rights claimed therein by any third party, nor is Seller aware of any unasserted claim the assertion of which is probable. No use by Seller of any Intellectual Property licensed to it violates the terms of any agreement pursuant to which it is licensed. No claim is pending, or to the best of Seller's knowledge, threatened, which alleges that any Intellectual Property owned or licensed by Seller or which Seller otherwise has the right to use is invalid or unenforceable by Seller, nor is Seller aware of any such claim that is unasserted but the assertion of which is probable. Except as shown on SCHEDULE 5.12.1, no royalties or fees are payable by Seller to anyone for use of the Intellectual Property and none will become payable as a result of the transactions contemplated under this Agreement. Complete and correct copies of all agreements pursuant to which Seller has any license or right to use any Intellectual Property have been made available to Purchaser. All such agreements are in full force and effect, and there are no existing defaults or events of default, real or claimed, by Seller, or, to the knowledge of Seller, by any other party to such agreements, or events which with or without notice or lapse of time or both would constitute defaults under such agreements that would give the non-defaulting party a right to terminate such agreement or a right to receive any payment pursuant to such agreement. All of Seller's Intellectual Property and registrations, applications, and agreements related thereto are fully assignable to Purchaser without the consent of any third party, except as shown on SCHEDULE 5.12.2.

         5.13 Insurance. The Acquired Assets and the Automotive Business are currently insured under various policies of general liability and other forms of insurance, which are set forth on SCHEDULE 5.13.1, and which policies are in amounts adequate in the reasonable judgment of Seller to protect the Acquired Assets from significant loss. All such policies are in force and effect with premiums thereon timely paid and no act or failure to act has occurred which caused or may cause any such policy to be canceled or terminated. Seller has not been refused any insurance with respect to the Automotive Business, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past five (5) years. Except as set forth on
SCHEDULE 5.13.2, there are no outstanding requirements or recommendations by any current insurer or underwriter with respect to the Automotive Business or the Acquired Assets that require or recommend changes in the conduct of the Automotive Business, or require any repairs or other work to be done with respect to any of the Acquired Assets or operations of the Automotive Business.

         5.14     Environmental Matters and OSHA.

                  (a) Except as set forth in SCHEDULE 5.14.1 hereto, and except as may be reflected in any of the environmental reports referred to on such Schedule, to the knowledge of Seller and with respect to the circular knit plant to be leased by Purchaser under the Facility Lease (the "Knit Plant"), Seller,

                           (i)      is in compliance with all Environmental
Laws. In addition, Seller has obtained all permits, identification numbers, licenses, registrations, approvals, consents, orders, and authorizations, and has complied with all applicable notification and reporting requirements, which are required under Environmental Laws ("Environmental Permits") and SCHEDULE
5.14.2 contains a complete list and description of each such Environmental Permit. Except as described in SCHEDULE 5.14.2, Seller is in compliance with each such Environmental Permit (including any information provided on the applications therefor) and no Environmental Permit restricts Seller from operating any Equipment covered by such Environmental Permit as currently being operated;

                           (ii)     has not entered into or received nor is
Seller in default under any consent decree, compliance order, or administrative order issued by any agency, or any judgment, order, writ, injunction or decree of any federal, state, or municipal court or other governmental authority relating to Environmental Laws;

                  (b) Except as set forth in SCHEDULE 5.14.1 hereto, and except as may be reflected in any of the environmental reports referred to on such Schedule, with respect to the Automotive Business or the Acquired Assets and to the knowledge of Seller,

                           (i)      there are no actions, suits, claims,
arbitration proceedings, penalties, fines or complaints pending or threatened by any governmental authority, municipality, community, citizen, or other entity, against Seller relating to environmental protection, Environmental Laws, or the condition of the Knit Plant. Seller has not been notified in writing that Seller is potentially liable under CERCLA or any other Environmental Law;

                           (ii)     there has been no dumping, discharge,
emission spillage, migration, leakage, disposal, release, burial, or placement of Hazardous Materials on the site of the Knit Plant or any facilities used for or in connection with the Automotive Business in violation of the Environmental Laws;

                           (iii)    Seller's removal of any and all waste and
debris, hazardous or otherwise, from the Knit Plant and offsite disposition thereof have to the extent applicable been in accordance with Environmental Laws and Environmental Permits, except for non-hazardous waste which is temporarily held in dumpsters at the Knit Plant pending pickup and offsite disposal. To the extent Seller has contracted with third parties for the transportation or disposal of waste and debris, hazardous and otherwise, such third parties have been duly authorized under applicable Environmental Laws to transport such waste and have transported or disposed of such wastes in compliance with all applicable Environmental Laws;

                           (iv)     all on-site and off-site locations where
Seller has stored, disposed or arranged for the disposal of Hazardous Materials within the last five years are identified in SCHEDULE 5.14.3.;

                           (v)      all above-ground and underground storage
tanks and associated pipes, valves and appurtenances ("Tanks"), surface impoundments, underground injection wells, oil/water separators, septic systems, wastewater discharge or treatment systems, and hydraulic lift equipment currently located on the site of the Knit plant have been identified in SCHEDULE 5.14.4, together with a description of the materials stored by Seller therein and a statement as to whether such tanks, separators, systems, and equipment are currently used by Seller. All Tanks have been registered and comply with Environmental Laws, including all requirements for corrosion protection, leak detection, and spill and overflow protection, and no removal of, alteration of, or addition to such Tanks will be required. There has been no material discharge, spillage, migration, leakage, disposal, or release of Hazardous Materials by Seller in connection with the use of such tanks, separators, systems, and equipment;

                           (vi)     no lien has arisen or is threatened on or
against any of the Acquired Assets under or as a result of any Environmental
Laws;

                           (vii)    except as identified in SCHEDULE 5.14.5 and
except for the environmental reports referred to in the Schedules to this
Section 5.14, no audit, assessment, or other investigation has been conducted as to environmental matters at the Knit Plant or any facilities used for or in connection with the Automotive Business by any party during or, to Seller's knowledge, prior to the period during which Seller owned, leased or operated such properties. Complete and correct copies of all reports or documents or data that are related to the items identified in SCHEDULE 5.14 in the possession of Seller have been made available to Purchaser.

                  (c) Except as set forth in SCHEDULE 5.14.6 and except as may be reflected in any of the environmental reports referred to on Schedule 5.14.1, to Seller's knowledge, Seller is in compliance with all applicable laws relating to employee health and safety; and Seller has not received any notice that past or present conditions of the Acquired Assets violate any applicable legal requirements or otherwise can be made the basis of any claim, citations, proceeding, or investigation, based on or related to violations of employee health and safety requirements.

                  (d) Except as set forth in SCHEDULE 5.14.7 and except as may be reflected in any of the environmental reports referred to on Schedule 5.14.1, to Seller's knowledge, neither the Knit Plant, or the buildings, fixtures, and improvements located thereon, contains any polychlorinated biphenyls ("PCBs") or substances containing PCBs.

                  (e) Notwithstanding the foregoing, as to any and all Environmental Conditions and Environmental Liabilities, the Acquired Assets and the Automotive Business are being sold on an "AS IS-WHERE IS" basis, and Seller hereby expressly disclaims all other oral, written, statutory or nonstatutory warranties or representations whatsoever (including, without limitation, any express or implied representations or warranties of merchantability, fitness for a particular purpose, habitability, operability, condition, utility, or otherwise) with respect to Environmental Conditions or Environmental Liabilities, including, without limitation, with respect to any Environmental Conditions or Environmental Liabilities reflected in any of the investigations or remedial work undertaken by Seller and its predecessors with respect to any Environmental Conditions and notwithstanding the discovery or existence of any additional or different set of facts.

         5.15 Litigation. Except as listed and briefly described on SCHEDULE 5.15, there are no claims, charges, arbitrations, grievances, actions, suits, proceedings, or investigations pending, or to Seller's knowledge, threatened against, or adversely affecting the Automotive Business or any of the Acquired Assets, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign. To the knowledge of Seller, there is no set of facts which could reasonably be expected to lead to such litigation, proceeding or claim. Seller is not in default under or in violation of any order, writ, injunction, or decree of any federal, state, municipal court, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Automotive Business or the Acquired Assets. Seller has not received any written inquiry from any federal, state, or local agency concerning the Automotive Business since January 1, 1996.

         5.16 Absence of Changes. Except as set forth on SCHEDULE 5.16, from the date of the balance sheet included in the Management Prepared Statements through the date of this Agreement, the Automotive Business has been conducted in the ordinary course and in substantially the same manner as it was before the date of the balance sheet included in the Management Prepared Statements. Since the date of such balance sheet, except as disclosed on SCHEDULE 5.16, there has been no (i) material adverse change in the business condition (financial or otherwise) or results of operations of the Automotive Business; (ii) any event that has had or may reasonably be expected to have a Material Adverse Effect on the Automotive Business; (iii) write down or write up of the value of any Inventory (including write-downs by reason of shrinkage or markdowns), except for write-downs, write-ups, and write-offs in the ordinary course of business consistent with past practice; (iv) sale, transfer or other disposition of any of the Acquired Assets, except in the ordinary course of business consistent with past practice; (v) grant or incurrence of any obligation for any increase in the salary, perquisite, fringe benefits or other compensation of any Hired Employee of Seller (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing, retirement, or other plan or commitment), except for raises to employees in the ordinary course of business consistent with past practice; or (vi) agreement, so as to legally bind Seller whether in writing or otherwise, to take any of the actions set forth in this Section 5.16 and not otherwise disclosed pursuant to or permitted by this Agreement.

         5.17 Brokers and Finders. Except as set forth on SCHEDULE 5.17, Seller nor any affiliate has incurred any obligation or liability to any party for any brokerage fees, agent's commissions, or finder's fees in connection with the transactions contemplated by the Acquisition Documents.

         5.18 Labor Matters. SCHEDULE 5.18.1 contains a correct and complete list of all present employees and sales representatives employed or engaged by Seller in the Automotive Business, and SCHEDULE 5.18.2 contains a complete and correct list of such employees and sales representatives who earn $75,000 or more in base salary, which schedule shall set forth such employee's base salary, any bonus received by any of them during or in respect of the twelve (12) months ended December 31, 1999, their current remuneration, the amount of any increase in salary, perquisite, fringe benefits or other compensation since December 31, 1998, and a description of all perquisites and fringe benefits they receive or are eligible to receive. Seller, within the last three (3) years, has not experienced any organized slowdown, work interruption, strike, or work stoppage by employees of Seller engaged in the Automotive Business. Seller is not a party to nor does Seller have any obligation pursuant to any oral and legally binding or written agreement, collective bargaining or otherwise, with any party regarding the rates of pay or working conditions of any of the employees of Seller engaged in the Automotive Business, nor is Seller obligated under any agreement to recognize or bargain with any labor organization or union on behalf of such employees. With respect to the Automotive Business, Seller is not liable for any unpaid wages, bonuses, or commissions (other than those not yet due) or any tax, penalty, assessment, or forfeiture for failure to comply with any of the foregoing. Except as set forth on SCHEDULE 5.18.3, Seller is not a party to or obligated under any outstanding agreement, policy, practice, plan, program or arrangement with respect to bonus or severance payments or any form of severance compensation, change in control payments or bonuses related to a sale of Chatham or the Automotive Business with respect to any Employee.

         5.19 Approvals; Permits; Licenses. Except as described on SCHEDULE 5.19, Seller and Chatham & Borgstena, with respect to the Automotive Business, have obtained all governmental approvals, authorizations, permits, licenses, and orders required for the lawful operation of the Automotive Business as presently conducted, the absence of which reasonably would be expected to have a Material Adverse Effect.

         5.20     Taxes.

                  (a) Except as set forth on SCHEDULE 5.20.1, Seller, with respect to the Automotive Business, have timely filed, and as of the Closing Date will have timely filed, all federal and foreign income tax returns, and all state, county, and local income, franchise, property, sales, use, unemployment, and all other tax returns in each other jurisdiction where such returns are required to be filed on or prior to the Closing Date, taking into account any extensions of the filing deadlines which have been validly granted to Seller. Seller, with respect to the Automotive Business, has paid, or by the Closing Date will have paid, all federal, state, county, and local income, franchise, property, sales, use, and all other taxes and assessments (including penalties and interest in respect thereof, if any) that have become or are due with respect to any period ended on or prior to the Closing Date whether shown as due on such returns or not, or is contesting in good faith such taxes and assessments, in which event Seller has disclosed the details of such contests on
SCHEDULE 5.20.1. Seller has disclosed on SCHEDULE 5.20.1 any agreement or document extending or having the effect of extending the period for assessment or collection of any taxes. Attached as SCHEDULE 5.20.2 are complete and correct copies of all personal property, ad valorem, tax bills of Seller for the year 1999 that have been received by Seller prior to the date hereof, relating to the Acquired Assets, including the Vehicles.

                  (b) SCHEDULE 5.20.3 provides a brief description of any pending federal, state and local tax disputes in which Seller, with respect to the Automotive Business, is alleged to be liable or in which Seller is claiming a refund, including the nature and amount of the controversy, the respective positions of the parties as to any amounts claimed to be due thereunder, and the current status thereof.

                  (c) Seller has withheld and paid all income and social security taxes required to have been withheld and paid to or deposited with the appropriate government agency in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                  (d) With respect to the Automotive Business, no claim or investigation is pending, or to the best of Seller's knowledge, threatened, by any state, local, or other jurisdiction alleging that Seller has a duty to file tax returns and pay taxes or is otherwise subject to the taxing authority of any jurisdiction not included in SCHEDULES 5.20.1 or 5.20.2, nor has Seller received any notice or questionnaire from any such jurisdiction which suggests or asserts that Seller, with respect to the Automotive Business, may have a duty to file such returns and pay such taxes, or otherwise is subject to the taxing authority of such jurisdiction.

                  (e) Seller has not filed a consent under Code Section 341(f), relating to collapsible corporations. Seller has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that will be nondeductible under Code

Section 280G. Seller has not been a United States real property holding corporation, within the meaning of Code Section 897(c)(2), during the applicable period specified in Code Section 897(c)(1)(A)(ii). Except as listed on SCHEDULE 5.20.4, Seller is not a party to any tax allocation or sharing agreement currently in effect. Except with respect to other members of Seller's affiliated group filing a consolidated federal income tax return, Seller has no liability for the taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (f) The unpaid taxes as of the most recent balance sheet of Seller do not exceed the reserve for tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of or included in the footnotes to the most recent balance sheet.

                  (g) Except as set forth in SCHEDULE 5.20.3, Seller is not currently, nor within the last five (5) years has it been, the subject of any audit, examination, investigation or inquiry of any federal, state, local or foreign jurisdiction concerning any filing or any tax return or information.

         5.21     Employee Benefit Plans.

                  (a) SCHEDULE 5.21 contains a list of every Employee Benefit Plan (as defined below) that covers or has covered employees of Seller engaged in the Automotive Business ("Employees"). Correct and complete copies of such Employee Benefit Plans, and any amendments thereto, determination letters, actuarial valuations and reports, summary annual reports, the most recent summary plan description, including any summaries of material modifications, prepared for any Employee Benefit Plan with respect to the most recent three plan years have been furnished or made available to Purchaser.

                "Employee Benefit Plan" means collectively, each pension, retirement, profit-sharing, executive compensation, deferred compensation, flexible spending account, cafeteria plan, stock option, share purchase, employee stock ownership, severance pay, vacation, holiday, bonus or incentive plan, or any other written or unwritten employee plan, policy, practice, program, arrangement, agreement or understanding, whether arrived at through collective bargaining or otherwise, any disability, medical, vision, dental or other health plan, including retiree health plans, any life insurance plan, including any split-dollar life insurance agreement and retiree life insurance plan, or any other employee benefit plan or fringe benefit plan, including, without limitation, any "employee benefit plan," as that term is defined in
Section 3(3) of ERISA currently or previously adopted, maintained by, sponsored in whole or in part by, or contributed to by the Sellers or any member of its controlled group (as defined in Code Section 414(b), (c), (m), or (o)).

                  (b) Each Employee Benefit Plan and their related trusts are in material compliance with applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and other applicable laws. Each Employee Benefit Plan that is a group health plan (as defined in Code Section 5000(b)(1)) has been operated in material compliance with COBRA 4980B and Part 6 of Title I of ERISA. Sellers shall be responsible for complying with the requirements of Code Section 4980B and Part 6 of Title I of ERISA for its employees (including those employees who are hired by the Purchaser on or after the Closing) and their "qualified beneficiaries" whose "qualifying event" (as such terms are defined in Code Section 4980B) occurs on or prior to the Closing Date.

                  (c) To Seller's knowledge, no "party in interest" (as defined in ERISA Section 3(14)) or "disqualified person" (as defined in Code
Section 4975(e)(2)) of any Employee Benefit Plan has engaged in any nonexempt "prohibited transaction" (described in Code Section 4975(c) or ERISA Section
406) with respect to any Employee Benefit Plan. There has been no "reportable event" (as defined in ERISA Section 4043), or event described in ERISA Sections 4041, 4042, 4062 (including 4062(e)), 4063, 4064 or 4069.

                  (d) All contributions with respect to each Employee Benefit Plan that is subject to Code Section 412 or ERISA Section 302 have been timely made and there is no lien or expected to be a lien under Code Section 412(n) or ERISA Section 302(f) or tax under Code Section 4971. No Employee Benefit Plan has a "liquidity shortfall" as defined in Code Section 412(m)(5). Neither Sellers nor any member of a group of trades or businesses under common control with the Sellers (as defined in Code Sections 414(b), (c), (m), or (o)) have had an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)) or been party to any collective bargaining agreement.

         5.22 Compliance with Laws. Neither Seller nor Chatham & Borgstena, with respect to the Automotive Business (except with respect to environmental matters, Taxes represented in Section 5.20 and Employee Benefit Plans represented in Section 5.21), is engaging in any activity or omitting to take any action with respect to the Automotive Business or the Acquired Assets that is or creates a violation of any law, statute, ordinance, or regulation applicable to the Automotive Business, or to the Acquired Assets which would have a Material Adverse Effect. Neither the Automotive Business nor any of the Acquired Assets are subject to any judgment, order, writ, injunction, or decree issued by any court or any governmental or administrative body or agency that has a Material Adverse Effect . Seller and Chatham & Borgstena possess all of the permits and licenses material to the operation of the Automotive Business as presently conducted and are in compliance with all applicable laws, regulations, and orders issued by any court or governmental or administrative body or agency where a failure so to comply would have a Material Adverse Effect on either the Automotive Business or the Acquired Assets.

         5.23 Governmental Approval and Consents. No consent, approval, or authorization of or declaration, filing, or registration with any governmental or regulatory authority is required in connection with the execution, delivery, and performance of this Agreement by each Seller or the consummation by each Seller of the transactions contemplated hereby.

         5.24 Customer Relations. To the knowledge of Seller, there has not been any material adverse change in relations with any Current Material Customer of Seller as a result of the disclosure of the transactions contemplated by this Agreement. Except as set forth on SCHEDULE 5.24, no Current Material Customer of Seller has notified Seller that it intends to either (i) terminate its contractual arrangements with Seller or (ii) curtail the amount of business it currently does with Seller. For purposes of this Section 5.24, "Current Material Customer" means the 20 largest customers of the Automotive Business (determined by gross revenue) from which payments were received in Seller's fiscal years ended January 2, 1999 and January 2, 2000.

         5.25 Correctness of Representations. No representation or warranty of Seller in this Agreement or in any certificate, or Schedule attached hereto or furnished pursuant hereto, contains any untrue statement of material fact or omits to state any fact necessary in order to make the statements contained therein not misleading in any material respect.

         5.26 Definition of "knowledge". The phrases "to the knowledge of Seller," "Seller has not received notice," "to Seller's knowledge," "Seller has not been notified," "Seller is not aware" and any other similar phrases as used in this Article 5 refer to Joseph L. Gorga, James A. Ovenden and Harry Sullivan. Information shall be deemed to be known to Seller if that information is actually known or reasonably should have been known by any such persons in each case after due inquiry by such person.

                                    ARTICLE 6
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Seller as follows:

         6.1 Organization and Qualification. Purchaser is a corporation validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to conduct its business, to own, lease, or operate its properties in the places where such business is conducted and such properties are owned, leased, or operated.

         6.2 Power and Authority. Purchaser has full power and authority to enter into and to perform its obligations under this Agreement and the other Acquisition Documents to which it is a party contemplated hereby or executed in connection herewith (collectively, this Agreement and the other documents or agreements to be executed in connection herewith shall be referred to hereafter as the Acquisition Documents) and to consummate the transactions contemplated hereby and thereby. The Acquisition Documents executed by Purchaser have been duly executed and delivered and constitute legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally, by the exercise of judicial discretion in accordance with general equitable principles or by equitable defenses that may be applied to the remedy of specific performance.

         6.3 No Violation or Consent. Neither the execution and delivery by Purchaser of any of the Acquisition Documents to which Purchaser is a party nor the consummation by Purchaser of the transactions contemplated thereby will (i) violate Purchaser's corporate documents, (ii) violate any provisions of law or any order of any court or any governmental unit to which Purchaser is subject, or by which its assets are bound, (iii) conflict with, result in a breach of, or constitute a default under any indenture, mortgage, lease, agreement, or other instrument to which Purchaser is a party or by which it or any of its assets may be bound, or (iv) result in the creation of a lien, charge or encumbrance upon any of its assets, or result in the acceleration of the maturity of any payment date of any of its liabilities.

         6.4 Litigation. There is no suit, action, proceeding, claim or investigation pending, or, to Purchaser's knowledge, threatened, against Purchaser in respect of the consummation of the transactions contemplated hereby, or in which an adverse outcome will affect the Purchaser's business, operations, assets or financial condition.

         6.5 Correctness of Representations. No representation or warranty of Purchaser in this Agreement or in any certificate, or Schedule attached hereto or furnished pursuant hereto contains any untrue statement of material fact or omits to state any fact necessary in order to make the statements contained therein not misleading in any material respect.

         6.6 Brokers and Finders. Neither Purchaser nor any affiliate of Purchaser has incurred any obligation or liability to any party, other than SunTrust Equitable Securities Corporation, for any brokerage fees, agent's commissions, or finder's fees in connection with the transactions contemplated by the Acquisition Documents.

         6.7 Governmental Approval and Consents. No consent, approval, or authorization of or declaration, filing, or registration with any governmental or regulatory authority is required in connection with the execution, delivery, and performance by Purchaser of this Agreement or the consummation of the transactions contemplated hereby.

                                    ARTICLE 7
                                MUTUAL COVENANTS

         7.1 Governmental Filings. To the extent not already completed, Purchaser and Seller, to the extent legally required, shall promptly prepare, file, and diligently prosecute at the earliest practicable time after the date hereof all applications and filings required by federal or state law in order to effect the transactions contemplated by this Agreement.

         7.2      Prorations.

                  (a) To the extent not included in the Acquired Assets or the Assumed Liabilities, Equipment Charges, Personal Property Taxes and Service Contracts (relating to the Automotive Business) including, without limitation, accruals or prepayments thereof (all as individually defined below and collectively called the "Proration Items"), shall be prorated directly between Seller and the Purchaser as provided in this Section 7.2.

                  (b) For purposes of this Section 7.2, the capitalized terms set forth below shall have the following meanings:

                           (i)      "Equipment Charges" shall mean rental
charges payable or receivable and other payments or receipts applicable to the Equipment;

                           (ii)     "Personal Property Taxes" shall mean ad
valorem taxes imposed upon the Acquired Assets; and

                           (iii)    "Service Contracts" shall mean contracts for
the provision of services relating to the Automotive Business.

                  (c) All Proration Items relating to the Automotive Business that are not included in the Acquired Assets or the Assumed Liabilities shall be apportioned to the Closing Date, and Purchaser shall pay, when due, such Proration Items. The Proration Items shall initially be determined based on the previous year's taxes and shall later be adjusted to reflect the current year's taxes when the tax bills are finally rendered and shall be prorated on a calendar year basis. The Parties shall fully cooperate to avoid, to the extent legally possible, the payment of duplicate Personal Property Taxes, and each Party shall furnish, at the request of the other, proof of payment of any Personal Property Taxes or other documentation which is a prerequisite to avoiding payment of a duplicate tax.

                  (d) In the event that either Party (the "Payor") pays a Proration Item for which the other Party (the "Payee") is obligated in whole or in part under this Section 7.2, the Payor shall present to the Payee evidence of payment and a statement setting forth the Payee's proportionate share of such Proration Item, and the Payee shall promptly pay such share to the Payor. In the event either Party (the "Recipient") receives payments of a Proration Item to which the other Party (the "Beneficiary") is entitled in whole or in part under this Agreement, the Recipient shall promptly pay such share to the Beneficiary.

                  (e) In the event there exists as of the Closing Date any pending appeals of ad valorem tax assessments with regard to any Acquired Assets, the continued prosecution and/or settlement of such appeals shall be subject to the direction and control of Purchaser with respect to assessments for the year within which the Closing occurs.

                                    ARTICLE 8
                              POST CLOSING MATTERS

         8.1 Provision of Finishing Services. Seller shall finish automotive circular knit products for Purchaser for a period not to exceed twenty-four (24) months from the Closing Date in accordance with the terms and conditions set forth in the Services Agreement.

         8.2 Employment of Employees. (a) On the Closing Date, Purchaser agrees to offer employment to Jim Meek at a competitive salary and benefits to perform substantially the same responsibilities as on the date hereof.

                  (b) Pursuant to the terms and conditions of the Employee Lease Agreement, as of the Effective Time, (i) Purchaser agrees to lease from Seller and Seller agrees to lease to Purchaser all of the employees of the Automotive Business except for those listed on SCHEDULE 8.2 (the "Leased Employees"), and (ii) Purchaser will offer employment to the Leased Employees. All employees of the Automotive Business accepting Purchaser's offer of employment, including Jim Meek, are hereinafter referred to as the "Hired Employees."

                  (c) Except for Assumed Liabilities for which Purchaser shall be responsible and except as provided in the Employee Lease Agreement, Seller shall be responsible for the payment of any amounts due to its employees (including the Leased Employees and the Hired Employees) pursuant to the Employee Benefit Plans as a result of the employment of its employees prior to the Effective Time Except as specifically set forth in SCHEDULE 2.1(B), except for Assumed Liabilities for which Purchaser shall be responsible and except as provided in the Employee Lease Agreement, Seller shall be responsible for all incurred but unreported medical claims and unpaid medical claims occurring prior to the Effective Time and for the cost associated with any hospital confinement which commences prior to the Effective Time. Seller shall be responsible for (i) all liabilities arising under the Employee Benefit Plans, other than the Divisional Change In Control Agreement, prior to the Effective Time or (b) liabilities associated with any leaves taken prior to the Effective Time in connection with the Family and Medical Leave Act of 1993. Effective on the Employment Date (as such term is defined in the Employee Lease Agreement), Seller shall, and hereby does, release all Hired Employees from any employment and/or confidentiality agreement previously entered into between either Seller and such Hired Employees relating to the Automotive Business to the extent (but only to the extent) necessary for Purchaser to operate the Automotive Business in the same manner as operated by Seller prior to the Closing Date.

         8.3 Sellers' Employee Benefit Plans. Purchaser shall not be liable for any severance pay, change in control payment, bonus related to a sale of Chatham or the Automotive Business, bonus related to duration of employment, year 2000 compliance or similar compensation due to any employee of Seller, including any Hired Employee, other than the Divisional Change In Control Agreement assumed by Purchaser in accordance with Section 2.1(h) hereof. Except for Assumed Liabilities for which Purchaser shall be responsible and except as provided in the Employee Lease Agreement, Purchaser shall assume no responsibility with regard to any Employee Benefit Plans of Seller.

         8.4 Non-Solicitation. Seller shall terminate effective as of the Closing Date all employment agreements it has with any of the Hired Employees. Until the expiration of two (2) years after the Closing Date, Seller shall not directly or indirectly solicit (it being understood that general newspaper advertisements or other general circulation materials not targeted at Hired Employees will not be deemed to be solicitations hereunder) any Hired Employee who is then an employee of Purchaser or Chatham & Borgstena. Until the expiration of two (2) years after the Closing Date, Purchaser shall not directly or indirectly solicit (it being understood that general newspaper advertisements or other general circulation materials not targeted at Seller's employees will not be deemed to be solicitations hereunder) any person who is an employee of Seller immediately following the Closing.

         8.5 Covenant Not to Compete. Seller agrees that for a period of five (5) years commencing on the Closing Date, it will not, (i) within the Territory, either directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise where such business is engaged in the manufacture and marketing of fabrics for use in the OEM automotive fabrics industry ("Prohibited Business") or (ii) sell or solicit to sell any products or services in the Prohibited Business to any person, firm, corporation, partnership or association that has been a customer of the Automotive Business during the one (1) year period immediately preceding the Closing. As used herein, the term "Territory" means those jurisdictions and areas set forth on SCHEDULE 8.5. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. In the event that the provisions of this Section 8.5 should ever be deemed to exceed the limitation permitted by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.

         8.6 Discharge of Automotive Business Obligations. From and after the Closing Date, Seller shall pay and discharge, in accordance with past practice, all obligations and liabilities incurred prior to the Closing Date in respect of the Automotive Business, its operations or the assets and properties used therein (except for those expressly assumed by Purchaser hereunder), including, without limitation, any liabilities or obligations to employees and customers of the Automotive Business.

         8.7 Maintenance of Books and Records. Each of Seller and Purchaser shall preserve until the seventh anniversary of the Closing Date all Books and Records possessed or to be possessed by such Party relating to any of the assets, liabilities or business of the Automotive Business prior to the Closing Date. Seller shall give Purchaser written notice of any Books and Records discovered by Seller that were not transferred to Purchaser. After the Closing Date, where there is a legitimate purpose, each Party shall provide the other Parties and their representatives with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such Party and (ii) the books of account and records of such Party, but, in each case, only to the extent relating to the assets, liabilities or operations of the Automotive Business prior to the Closing Date or the performance of the Assumed Liabilities, and the other Parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such Party; and further, provided, that, as to so much of such information as constitutes trade secrets or confidential business information of such Party, the requesting Party, its affiliates, officers, directors and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such Party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such Party, through sources other than the requesting Party, its affiliates or its officers, directors or representatives. Such records may nevertheless be destroyed by a Party if such Party sends to the other Parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 60th day after such notice is given unless another Party objects to the destruction in which case the Party seeking to destroy the records shall deliver such records to the objecting Party.

         8.8 Payments Received. Seller and Purchaser each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other Party, including without limitation, any insurance proceeds, and will account to the other for all such receipts. From and after the Closing, Purchaser shall have the right and authority to endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by Purchaser on account of the Automotive Business and the Acquired Assets transferred to Purchaser hereunder.

         8.9 UCC Matters. From and after the Closing Date, Seller will promptly refer all inquiries with respect to ownership of the Acquired Assets or the Automotive Business to Purchaser. In addition, Seller will execute such documents and financing statements as Purchaser may reasonably request from time to time to evidence transfer of the Acquired Assets to Purchaser, including any necessary assignments of financing statements.

         8.10 Cooperation. Seller and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any claim included within any Assumed Liability or Excluded Liability, as the case may be, including making available records relating to such claim and furnishing, management employees of the Party as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as a witness in any proceeding relating to such claim; provided, however, that the foregoing right to cooperation shall not be exercisable by one Party in such a manner as to interfere unreasonably with the normal operations and business of the other Party and subject to reimbursement for all reasonable expenses associated therewith that are pre-approved by the Party.

         8.11     Insurance.

         (a) Following the date hereof, the Parties hereto shall give to each other prompt notice of the assertion by any person of any claim against Seller or any of their affiliates, or Purchaser or any of its affiliates, which might be subject to the insurance coverage maintained and/or made available by Seller prior to the Closing under any insurance policy, including, without limitation, the insurance policies identified on SCHEDULES 5.13.1. The Parties hereto shall cooperate with each other, and their respective affiliates, and any applicable insurance carrier in any investigation by any such Party, or any applicable insurance carrier, of any such claim, including, without limitation, any currently pending claim which relates to a pre-Closing occurrence; and the Parties hereto shall give to each other, and their respective affiliates, and any applicable insurance carrier, unrestricted access to the books, records and personnel of such Parties to the extent reasonably necessary to enable such other Party and its affiliates, and any applicable insurance carrier, to investigate such claim.

         (b) No covenant or agreement by Purchaser to indemnify Seller, by Seller to indemnify Purchaser or by Seller and Purchaser regarding the apportionment of Liabilities of the Automotive Business shall release, or be deemed to release, any insurer of any claim under their policies of insurance.

         (c) To the extent the policies are "claims made" rather than "occurrences" policies, following the Closing Date, Seller shall maintain in full force and effect those policies of insurance set forth on SCHEDULE 5.13, or policies providing similar coverage for the same claims period, with the same policy limits, for a period of five (5) years following the Closing with respect to general liability or products liability policies.

         8.12 Payment of Incentive Contracts. Seller shall pay in accordance with the terms and conditions contained therein all amounts due and owing under those certain (i) letter agreements dated on or about August 10, 1999 with Bill Phillips, Ali Augustine, Don Anderson, Daniel Murph and Dexter Thompson regarding year 2000 compliance, and (ii) agreement dated on or about August 4, 1999 with James G. Meek, Jr., regarding incentive bonuses.

         8.13 Termination of Certain Agreements. Upon payment in full of all amounts owed by Chatham & Borgstena to Seller as contemplated by Section 3.4 as of the Effective Time, Seller agrees to deliver the Replacement Revolving Line of Credit Note dated January, 1999 in the maximum principal amount of $2 million and made by Chatham & Borgstena in favor of Seller to Purchaser marked "cancelled." In addition, in connection therewith, CMI terminates any further rights it has under the Security Agreement dated September 1996, as amended by Amendment No. 1 dated January 1997.

         8.14 Chatham & Borgstena Lease; Guaranty; Letter of Credit; Release. Promptly following the Closing, and in any event on or before December 20, 2000, Purchaser shall deliver to Seller duly executed instruments of release, releasing Seller from all of its obligations under the Unlimited Guaranty dated as of December 20, 1996, as the same may have been supplemented or amended from time to time, in favor of BancBoston Leasing Inc., its successors and assigns (the "CB guaranty"), pursuant to which Seller guaranteed the obligations of Chatham & Borgstena under the Master Lease Agreement dated as of December 20, 1996 between BancBoston Leasing Inc. and Chatham & Borgstena, as supplemented or amended from time to time, and the schedules thereto (the "CB Lease"). To provide Seller assurances that it will have no liability under the CB Guaranty, at the Closing Purchaser is delivering to Seller the Letter of Credit. Seller shall be entitled to draw upon the Letter of Credit (a) in the amount the Seller has paid or will pay under or in respect of the CB Guaranty, if Seller has made a payment under or in respect of, or has received a demand or request for payment under or in respect of, the CB Guaranty (assuming, in the event that Seller has not yet made the payment requested or demanded, that such payment will be made on the fifth business day after presentation of the draft under the Letter of Credit); or (b) in entire amount of the Letter of Credit, if Seller has not received the instruments of release contemplated by the first sentence of this Section 8.14 in a timely way. In the case of a draw as permitted by clause (a) of the preceding sentence, Seller may include in the amount of the draws interest calculated at the rate of 8% per annum from the date payment was made until the fifth business day after presentation of the draft under the Letter of Credit, and shall use the proceeds to either pay or to reimburse its obligation under or in respect of the CB Guaranty; and in the case of a draw under clause (b) of the preceding sentence, Seller shall use the proceeds to prepay obligations outstanding under the CB Lease, so that Seller can obtain instruments of release as contemplated by the first sentence of this
Section 8.14 (and Seller may require as a condition to such payment that it receive such instruments). Seller shall upon receipt of instruments of release as contemplated by the first sentence of this Section 8.14 deliver the Letter of Credit to Purchaser for cancellation. Until Seller has received the instruments of release contemplated by this Section 8.14, (x) Purchaser shall cause Chatham & Borgstena to keep current all payments due under the CB Lease; and (y) Purchaser shall cause Chatham & Borgstena not to add additional leased equipment under the CB Lease or to incur or permit to remain outstanding any obligations, other than those under the CB Lease, to any party entitled to enforce Seller's obligations under the CB Guaranty in whole or in part.

                                    ARTICLE 9
                                 INDEMNIFICATION

         For the purposes of this Article 9, "Losses" shall mean any and all payments, obligations, actions or causes of action, assessments, losses, damages, liabilities, penalties, fines, forfeitures, costs, and expenses, including without limitation, interest, penalties, cost of investigation and defense, and reasonable attorneys' and other professional fees and expenses; provided, however, that any Losses asserted against, relating to, imposed upon, or incurred by the Purchaser Indemnitees by reason of, resulting from, based upon, in respect of, or arising out of the breach of any representation, warranty, covenant or agreement of Seller relating to Chatham & Borgstena for purposes of this Article 9 shall be reduced by thirty-five percent (35%) to reflect Purchaser's interest in Chatham & Borgstena on the date of this Agreement.

         9.1 Agreement of Seller to Indemnify. Subject to the terms and conditions of this Article 9, Seller agrees, jointly and severally, to indemnify, defend, and hold harmless Purchaser and its officers, directors, shareholders, employees and agents (collectively, the "Purchaser Indemnitees") from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Purchaser Indemnitees by reason of, resulting from, based upon, in respect of, or arising out of:

                  (a) the breach of any representation or warranty of Seller contained in or made pursuant to this Agreement or any other Acquisition Document or in any certificate, or Schedule furnished by Seller in connection herewith or therewith ; provided that Sellers shall not indemnify the Purchaser Indemnitees for Losses asserted against, relating to, imposed upon, or incurred by the Purchaser

Indemnitees by reason of, resulting from, based upon, in respect of, or arising out of any breach of the representations and warranties contained in Section
5.14 or in Schedules referenced therein;

                  (b) the breach of any covenant or agreement of Seller contained in or made pursuant to this Agreement or any other Acquisition Document; and

                  (c) any Excluded Liability other than an Environmental Liability, which defined term for purposes of this Section 9.1(c) shall not include Employee Tort Claims.

         9.2 Agreement of Purchaser to Indemnify Seller. Subject to the terms and conditions of this Article 9, Purchaser agrees to indemnify, defend, and hold harmless Seller and its officers, directors, shareholders, members, employees and agents (collectively, the "Seller Indemnitees") from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Seller Indemnitees by reason of, resulting from, based upon, or arising out of:

                  (a) the breach of any representation or warranty of Purchaser contained in or made pursuant to this Agreement or any other Acquisition Document or in any certificate or Schedule furnished by Purchaser in connection herewith or therewith;

                  (b) the breach of any covenant or agreement of Purchaser contained in or made pursuant to this Agreement or any other Acquisition Document; and

                  (c) any (i) Assumed Liability and (ii) liability arising out of the operation of the Automotive Business by Purchaser after the Closing Date, except for any liability against which Purchaser is entitled to indemnification pursuant to Section 9.1.

         9.3 Procedures for Indemnification. As used herein, the term "Indemnitor" means the Party against whom indemnification hereunder is sought, and the term "Indemnitee" means the Party seeking indemnification hereunder.

                  (a) A claim for indemnification hereunder ("Indemnification Claim") shall be made by the Indemnitee by delivery of a written declaration to the Indemnitor requesting indemnification and providing reasonable detail with respect to the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim , containing (by attachment or otherwise) such other information as the Indemnitee shall have concerning such Third Party Claim.

                  (b) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 9.4 hereof shall be observed by the Indemnitee and the Indemnitor.

                  (c) If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor shall have thirty (30) business days to object to such Indemnification Claim by delivery of a written notice of such objection to the Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitor and the Indemnification Claim shall be paid in accordance with Section 9.3(d) hereof. If an objection is timely interposed by the Indemnitor, then the Indemnitee and the Indemnitor shall negotiate in good faith for a period of thirty (30) business days from the date (such period is hereinafter referred to as the "Negotiation Period") the Indemnitee receives such objection prior to commencing any arbitration under Section 10.1.

                  (d) Upon determination of the amount of an Indemnification Claim (including any Third Party Claim) that is binding on both the Indemnitor and the Indemnitee, the Indemnitor shall pay the amount of such Indemnification Claim by check within ten (10) business days of the date such amount is determined; provided, that if the Indemnitor is Seller, the Indemnitee shall give notice of such

Indemnification Claim under the Escrow Agreement and the Indemnification Claim shall be satisfied, to the extent funds remain in the Escrow, first from the Escrowed Amount and any remaining amount of such Indemnification Claim shall be paid by the Indemnitor as provided in this subsection 9.3(d).

         9.4 Third Party Claims. The obligations and liabilities of the parties hereunder with respect to a Third Party Claim shall be subject to the following terms and conditions:

                  (a) The Indemnitee shall give the Indemnitor written notice of a Third Party Claim promptly after receipt by the Indemnitee of notice thereof, and the Indemnitor may undertake and have control of the defense, compromise and settlement thereof with counsel of its own choosing reasonably acceptable to the Indemnitee. The failure of the Indemnitee to notify promptly the Indemnitor of such claim shall not relieve the Indemnitor for any liability that it may have with respect to such claim except to the extent the Indemnitor demonstrates that the defense of such claim is prejudiced by such failure. The assumption of the defense, compromise and settlement of any such Third Party Claim by the Indemnitor shall be an acknowledgment of the obligation of the Indemnitor to indemnify the Indemnitee with respect to such claim hereunder, unless the Indemnitor gives written notice to the Indemnitee within thirty (30) days after receipt of the Indemnitee's notice that it disputes its liability to Indemnitee with respect to such Third Party Claim, notwithstanding its assumption of the defense thereof. If the Indemnitee desires to participate in, but not control, any such defense, compromise and settlement, it may do so at its sole cost and expense; provided, however, in the event of a conflict of interest between Indemnitor and Indemnitee such that Indemnitor's attorney would have a conflict of interest in representing Indemnitor and Indemnitee, Indemnitor shall pay Indemnitee's reasonable attorneys' fees for separate legal counsel.

                  (b) If the Indemnitor fails or refuses to undertake the defense of a Third Party Claim within thirty (30) days after written notice has been given to the Indemnitor by the Indemnitee, the Indemnitee shall have the right to control the defense, compromise and settlement of the Third Party Claim with counsel of its own choosing, and the reasonable costs and expenses of the Indemnitee in connection therewith shall be included as part of the indemnification claim of the Indemnitee hereunder. If the Indemnitee shall elect to exercise such right, the Indemnitor shall have the right to participate in, but not control, the defense, compromise and settlement of such Third Party Claim at its sole cost and expense.

                  (c) No settlement of a Third Party Claim as to which notice has been given to Indemnitor by Indemnitee pursuant to Section 9.4(a) shall be made without the prior written consent by or on behalf of the Indemnitor, which consent shall not be unreasonably withheld or delayed. Consent shall be presumed in the case of settlements of $10,000 or less where the Indemnitor has not responded with thirty (30) business days of notice of a proposed settlement. If the Indemnitor assumes the defense of a Third Party Claim, no compromise or settlement thereof may be effected by the Indemnitor without the Indemnitee's consent (which will not be unreasonably withheld or delayed ) unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person, (ii) the sole relief provided is monetary damages and (iii) the compromise or settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnitee of a release, in form and substance reasonably satisfactory to the Indemnitee, from all liability in respect of such Third Party Claim.

                  (d) In connection with the defense, compromise or settlement of any Third Party Claim, the parties to this Agreement shall execute such powers of attorney as may reasonably be necessary or appropriate to permit participation of counsel selected by any Party hereto and, as may reasonably be related to any such claim or action, shall provide access to the counsel, accountants and other representatives of each Party during normal business hours to all properties, personnel, books, tax records, contracts, commitments and all other business records of such other Party and will furnish to such other party copies of all such documents as may reasonably be requested (certified, if requested); provided that all requests for information and exercise of rights of access hereunder shall be conducted through a representative designated by the Party upon whom such request is made and in a manner that will not impact adversely and unreasonably the normal conduct of such Party's business; provided, further, that the provisions of this Section 9.4(d) shall not require any Party to breach, violate or waive any privilege that would otherwise be available to such Party (including, without limitation, the attorney-client privilege).

         9.5 Time Limitations. The indemnification rights of the parties hereto for Losses resulting from each of the occurrences or conditions specified below shall be subject to the condition that the Indemnitor shall have received an Indemnification Claim for the Losses for which Indemnity is sought within the corresponding time period set forth below:

         (i) Indemnification Claims resulting from a breach of representations and warranties or for breaches of covenants that are related to tax matters shall be brought prior to the fifth (5th) business day after the expiration of the applicable statute of limitations therefor;

         (ii) Indemnification Claims resulting from a breach of any representation and warranty with respect to title to any of the Acquired Assets or Assumed Liabilities shall be brought prior to the fifth (5th) anniversary of the Closing Date;

         (iii) Indemnification Claims resulting from, based upon, in respect of, or arising out of Excluded Liabilities (except Environmental Liabilities for which there shall be no right to seek indemnification and except for Product Liability Claims, Employee Tort Claims, and Material Warranty Claims and Charge-backs) shall be brought prior to the third (3rd) anniversary of the Closing Date;

         (iv) Indemnification Claims with respect to Product Liability Claims, Employee Tort Claims, and Material Warranty Claims and Charge-backs and breaches of representations and warranties set forth in Section 5.21 hereof shall be brought prior to the fifth (5th) anniversary of the Closing Date; and

         (v) All other Indemnification Claims of the Parties hereunder not specifically identified in subsections (i) through (iv) above shall be brought prior to the second anniversary of the Closing Date.

                  9.6 Limitations as to Amount. Seller shall be obligated to indemnify Purchaser only when and only to the extent the aggregate of all Losses suffered or incurred by Purchaser as to which a right of indemnification is provided under this Article 9 exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the "Seller's Threshold Amount"). After the aggregate of all Losses suffered or incurred by Purchaser exceeds the Seller's Threshold Amount, subject to the other limitations set forth herein, Seller shall be obligated to indemnify Purchaser for all such Losses in excess of the Seller's Threshold Amount. In no event shall the aggregate liability of Seller to Purchaser Indemnitees under this Article 9 or otherwise with respect to the transactions contemplated hereby, whether based upon contract, statutory or regulatory law, tort or otherwise, exceed One Million Dollars ($1,000,000) (the "Seller's Maximum Amount"). Notwithstanding the above, neither the Seller's Threshold Amount nor the Seller's Maximum Amount limitations shall apply to the indemnification rights of Purchaser (i) under Section 9.1(c) hereof for Losses resulting from those Excluded Liabilities described in Section 2.2(f) or (ii) under Section 9.1(b) for Losses resulting from Seller's breach of any covenant or agreement of Seller contained in Section 8.14 hereof and the payment of such amounts by Seller shall not count toward the calculation of Seller's Maximum Amount. Notwithstanding the above, Seller's Maximum Amount shall not apply to
(a) claims based on ERISA or Seller's Benefit Plans; (b) claims based on the failure of the parties to comply with applicable bulk sales laws; (c) Product Liability Claims and Employee Tort Claims; and (d) claims based on Excluded Liabilities as defined in Section 2.2(d), and the payment of such amounts by Seller shall not count toward the calculation of the Seller's Maximum Amount.

         9.7 Tax Effect and Insurance. The liability of the Indemnitor with respect to any Indemnification Claim shall be reduced by the tax benefit actually received and any insurance proceeds actually received by the Indemnitees as a result of any Losses upon which such Indemnification Claim is based, and shall include any tax detriment actually suffered by the Indemnitees as a result of such Losses or Indemnification payment. Following the payment of the Indemnification Claim (to the extent such payment has not already been adjusted under this Section 9.7), payment of any such tax benefits or detriment shall be made between Indemnitors and Indemnitees as the tax benefits are received or tax detriment is suffered. In determining such tax benefit or detriment, the Indemnitee shall make available to the Indemnitor calculations (in reasonable detail) setting forth the tax benefit or detriment and such calculations shall be based on information contained or to be contained in applicable tax returns; provided, however, the amount of such reduction shall be net of (i) any out-of-pocket expenses, (ii) increases in premiums or (iii) any deductible incurred in obtaining such reduction. This
Section 9.7 shall be interpreted so that the payment by the Indemnitor of the Indemnification Claim, as adjusted hereunder, will, subject to the limitations set forth in this Article, make the Indemnitee as economically whole as is reasonably practical with respect to the Losses upon which the Indemnification Claim is based. Any dispute as to the amount of such tax benefit or detriment shall be resolved by arbitration as provided in Section 10.1.

         9.8 Subrogation. Upon payment in full of any Indemnification Claim, the Indemnitor shall be subrogated to the extent of such payment to the rights of the Indemnitee against any person or entity with respect to the subject matter of such Indemnification Claim.

         9.9 Interest. Any Indemnitor who is required to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Article 9 with respect to any Losses other than Third Party Claims shall also be liable, subject to the limitations set forth herein, to such Indemnitee for interest on the amount of such Losses (for the period commencing as of the later of the incurrence of the Loss or the date on which such Indemnitor first received notice of a claim for recovery by such Indemnitee and ending on the date on which the liability of such Indemnitor to such Indemnitee is fully satisfied by such Indemnitor) at the Prime Rate (established on the date of notice of such claim). For the purposes of this Agreement, "Prime Rate" shall be the per annum rate equal to the rate announced in The Wall Street Journal as the prime rate in effect at the close of business.

         9.10 Exclusions from Limitations. The limitations that are set forth in Sections 9.5, 9.6 and 9.11 shall not apply in the case of fraud or intentional misrepresentations.

         9.11 Remedies Exclusive. Except as specifically provided in Sections 8.5 and 9.10, the remedies provided for in this Section 9 shall be the exclusive remedies of the parties hereto after the Closing in connection with any (i) breach of a representation or warranty, (ii) non-performance, partial or total, of any covenant or agreement contained herein or (iii) any other matter relating to the transactions contemplated hereby, whether based upon breach of contract, statutory or regulatory law, tort or otherwise.

         9.12 Limitations with Respect to Environmental Conditions; Release. The Purchaser acknowledges that with respect to the Knit Plant (a) it has been provided copies of all of the reports and studies referred to in Schedule 5.14.5, (b) it has been provided the opportunity to make its own investigations and analyses of the environmental condition of the Knit Plant, (c) it has hired consultants to assist it in that evaluation and (d) Purchaser has made investigations and analyses of such condition to its satisfaction. The Acquired Assets will be transferred on an "AS IS--WHERE IS" basis, and Seller will have no liability to the Purchaser whatsoever with respect to any Environmental Condition. The parties agree that Seller shall have no indemnification obligations whatsoever under this Article 9 with respect to any and all Losses asserted against, relating to, imposed upon, or incurred by any Purchaser Indemnitee by reason of, resulting from, based upon, in respect of, or arising out of any Environmental Condition, and Seller has no liability or obligation to Purchaser or its successors or assigns whatsoever with respect to any and all Losses asserted against, relating to, imposed upon, or incurred by any Purchaser Indemnitee by reason of, resulting from, based upon, in respect of, or arising out of any Environmental Condition under any other theory, basis, claim, cause of action or contribution whatsoever, whether based in whole or in part on contract, statutory or regulatory law (including without limitation any contribution or other rights that the Purchaser may have under any of the Environmental Laws, including without limitation CERCLA), tort or otherwise. For purposes of this Section, (i) "Environmental Condition" shall include any Environmental Conditions existing before or after the Closing Date and (ii) "Environmental Laws" shall include any changes or amendments to or modifications of Environmental Laws enacted or coming into effect after the Closing Date. Effective as of the Closing, to the maximum extent permitted by law, Purchaser, on behalf of itself, the Purchaser Indemnitees and their respective subsidiaries, directors, officers, agents and employees, successors and assigns and beneficiaries does hereby completely release and forever discharge Seller, the Seller Indemnitees and their respective subsidiaries, directors, officers, agents and employees, successors and assigns and beneficiaries from any and all claims, demands, actions, and causes of action of every kind, nature, and character whatsoever, known or unknown, choate, inchoate or otherwise, based upon breach of contract, tort or otherwise, now existing or hereafter arising, which Purchaser, the Purchaser Indemnitees or their respective successors and assigns may now have or has ever had, or which may in the future arise, as a result of any acts, events or facts occurring prior to the Closing which causes or results in, directly or indirectly, any Environmental Condition including without limitation, all investigations and remedial work undertaken by Seller and its predecessors with respect to any Environmental Condition. Purchaser, on behalf of itself, the Purchaser Indemnitees and their respective subsidiaries, directors, officers, agents and employees, successors and assigns and beneficiaries, acknowledges that it may hereafter discover claims or facts occurring prior to the Closing which cause or result in, directly or indirectly, an Environmental Condition in addition to, or different from, those which it now knows, or believes to exist, and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, Purchaser, on behalf of itself, the Purchaser Indemnitees and their respective subsidiaries, directors, officers, agents and employees, successors and assigns and beneficiaries hereby waives and relinquishes any and all rights or benefits which any of them may now have, or in the future may have, under the terms of all statutes, rights, remedies, and benefits of all jurisdictions which provide that a general release does not extend to claims which the creditor does not know or suspect to exist at the time of executing the release.


                                   ARTICLE 10
                               GENERAL PROVISIONS

         10.1     Arbitration.

                  (a) Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the Parties of its or their terms shall be settled by binding arbitration held in Atlanta, Georgia in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Section 10.1. The interpretation and enforceability of this Section 10.1 shall be governed exclusively by the Federal Arbitration Act, 9 U.S.C. ss. 1-16.

                  (b) If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $100,000, then the panel to be appointed shall consist of three neutral arbitrators; otherwise, one neutral arbitrator.

                  (c) The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within one hundred twenty (120) days after the selection of the arbitrator(s). The arbitrator(s) shall give the Parties written notice of the decision, with the reasons therefor set out, and shall have thirty (30) days thereafter to reconsider and modify such decision if any Party so requests within ten (10) days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

                  (d) The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys' fees and expenses in such manner as is determined to be appropriate by the arbitrator(s); provided that the arbitrator(s) shall be bound by and shall limit their awards based upon the limitations of liability contained in this Agreement. A Party may, however, seek an emergency temporary restraining order, if appropriate under governing law, in any court having jurisdiction over the subject matter and the parties. Following the ruling on the request for temporary restraining order, the matter shall proceed in arbitration as set forth herein.

                  (e) Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction.

                  (f) All proceedings under this Section 10.1, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all Parties.

                  (g) The fact that the dispute resolution procedures specified in this Section 10.1 shall have been or may be invoked shall not excuse any Party from performing its obligations under this Agreement and during the pendency of any such procedure all Parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any Party.

                  (h) All applicable statutes of limitation shall be tolled with respect to the subject matter of the dispute while the procedures specified in this Section 10.1 are pending. The Parties will take such action, if any, required to effectuate such tolling.

         10.2 Investigation. Purchaser acknowledges that its officers, directors, employees and authorized representatives and agents have been given an opportunity to examine the agreements, instruments, documents and other information, including the Acquired Assets, relating to the Automotive Business that they have requested to examine. Any inspection, preparation, or compilation of information or Schedules, or audit of the inventories, properties, financial condition, or other matters relating to Seller or the Automotive Business conducted by or on behalf of Purchaser pursuant to this Agreement shall in no way limit, affect, or impair the ability of Purchaser to rely upon the representations, warranties, covenants, and agreements of Seller set forth herein; provided, that to the extent that Seller prove by competent evidence that Purchaser's executive officer, Lennarth Wernvik, or Purchaser's attorneys, accountants or investment bankers had actual knowledge before the Effective Time of facts contrary to the statements made in any representation or warranty of Seller set forth herein which could reasonably be expected to lead to a Loss in excess of Two Hundred Fifty Thousand Dollars ($250,000), and Purchaser completes the Closing without requiring correction or amendment of such contrary statements, Purchaser shall be estopped from asserting reliance on such contrary representation or warranty in connection with any post-Closing claim for indemnification pursuant to Article 9 hereof. Any disclosure made on one Schedule shall not be deemed made on any other Schedule, unless appropriate cross-referencing is made. The covenants and representations and warranties of Seller and Purchaser shall survive the Closing and the execution and delivery of all instruments of conveyance for the periods set forth in Section 1.5; provided, however, the covenant not to compete of Seller shall survive the Closing and the execution and delivery of all instruments of conveyance for the periods set forth in Section 7.7.

         10.3 Fees and Expenses. Except as specifically provided in this Agreement, Seller and Purchaser each shall pay their respective fees and expenses in connection with the transactions contemplated by this Agreement.

         10.4 Notices. All notices, requests, demands, and other communications hereunder shall be in writing (which shall include communications by telex and telecopy) and shall be delivered (a) in person or by courier or overnight service, (b) mailed by first class registered or certified mail, postage prepaid, return receipt requested, or (c) by facsimile transmission, as follows:

                  (a)      If to Seller:

                           CMI Industries, Inc.
                           1301 Gervais Street, Suite 700
                           Columbia, South Carolina  29201
                           Attention:   Mr. Joseph L. Gorga
                           Telephone:   (336) 378-2620
                           Facsimile:   (803) 748-1738

                  with a copy (which shall not constitute notice) to:

                           Sutherland Asbill & Brennan LLP
                           999 Peachtree Street NE
                           Atlanta, Georgia  30309
                           Attention:   Edward W. Kallal, Jr., Esq.
                           Telephone:   (404) 853-8104
                           Facsimile:   (404) 855-8806

                  (b)      If to Purchaser:

                           Borgstena Textile North America, Inc.
                           c/o Alston & Bird LLP
                           One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia  30309
                           Attention:   Alexander W. Patterson, Esq.
                           Telephone:   (404) 881-7688
                           Facsimile:   (404) 881-4777

                  with a copy (which shall not constitute notice) to:

                           Alston & Bird LLP
                           One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia  30309
                           Attention:   Alexander W. Patterson, Esq.
                           Telephone:   (404) 881-7688
                           Facsimile:   (404) 881-4777

or to such other address as the parties hereto may designate in writing to the other in accordance with this Section 10.4. Any Party may change the address to which notices are to be sent by giving written notice of such change of address to the other parties in the manner above provided for giving notice. If delivered personally or by courier, the date on which the notice, request, instruction or document is delivered shall be the date on which such delivery is made and if delivered by facsimile transmission or mail as aforesaid, the date on which such notice, request, instruction or document is received shall be the date of delivery.

         10.5 Assignment; Binding Effect. At the Closing Purchaser may assign all of its rights to be indemnified as provided in Article 9 to any lender or lenders providing financing to Purchaser subject to all of the provisions hereof and all rights, remedies and defenses that Seller could assert against Purchaser. After the Closing, Purchaser and Seller may assign its interest in this Agreement to any person or entity (subject to all rights, remedies and defenses that the other party could assert against assigning party) without the consent of the other party. From and after any such assignment, the word "Purchaser" or "Seller," as the case may be, shall include such assignee.

         10.6 No Benefit to Others. The representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article 9 hereof, the Purchaser Indemnitees and the Seller Indemnitees and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

         10.7 Headings, Gender, and "Person". All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, limited liability company, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

         10.8 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one counterpart has been signed by each Party and delivered to the other Parties hereto.

         10.9 Integration of Agreement. This Agreement supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof, including without limitation the letter agreement dated October 4, 2000 among Seller, Purchaser and AB Borgstena Textile. Neither this Agreement, nor any provision hereof, may be changed, waived, discharged, supplemented, or terminated orally, but only by an agreement in writing signed by the Party against which the enforcement of such change, waiver, discharge, or termination is sought.

         10.10    Time of Essence. Time is of the essence in this Agreement.

         10.11 Governing Law. This Agreement shall be construed under the laws of the State of North Carolina without regard to conflict of laws principles.

         10.12 Jurisdiction; Service of Process. Subject to Section 10.1, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of North Carolina, County of Mecklenburg, or in the United States District Court for the Eastern District of North Carolina if it has or can acquire jurisdiction, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the proceeding sentence may be served on any Party anywhere in the world.

         10.13 Partial Invalidity. Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

         10.14 Remedies Cumulative; Specific Performance. The rights and remedies of the Parties hereto shall be cumulative (and not alternative). The Parties to this Agreement agree that, in the event of any breach or threatened breach by any Party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other Party to this Agreement, such other Party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.


                    (Signatures Appear on the Following Page)

         IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed on its behalf by its duly authorized officer, all as of the day and year first above written.

                           PURCHASER:

                           BORGSTENA TEXTILE NORTH AMERICA, INC.

                           By:   /s/ Ulf Ellwen
                              --------------------------------------------------
                           Title:    President
                                 -----------------------------------------------


                           SELLER:

                           CMI INDUSTRIES, INC.

                           By:   /s/ Joseph L. Gorga
                              --------------------------------------------------
                           Title: President and Chief Executive Officer
                                  ----------------------------------------------


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